UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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ARROW ELECTRONICS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Michael J. Long
Chairman of the Board

Arrow Electronics, Inc.
9201 East Dry Creek Road
Centennial, CO 80112

April 8, 2015

Dear Shareholder:
You are invited to Arrow’s Annual Meeting on Thursday, May 21, 2015 at The Broadmoor, 1 Lake Avenue, Colorado Springs, Colorado 80906 at 9:00 a.m. Mountain Time. The formal notice of the Annual Meeting and the Proxy Statement soliciting your vote at the Annual Meeting appear on the following pages.
The matters scheduled to be considered at the Annual Meeting are: (i) the election of the Board of Directors; (ii) the ratification of the selection of the independent registered public accounting firm; (iii) to re-approve and amend the Company's Omnibus Incentive Plan; and (iv) the holding of an advisory vote on executive compensation. These matters are discussed more fully in the Proxy Statement.
Arrow’s Board of Directors recommends the approval of each proposal as being in the best interests of Arrow, and urges you to read the Proxy Statement carefully before you vote. Your vote is important regardless of the number of shares you own.
Under the rules adopted by the United States Securities and Exchange Commission, we are furnishing proxy materials to our shareholders online rather than mailing printed copies of those materials to each shareholder. Accordingly, you will not receive a printed copy of the proxy materials unless you request one. The Notice of Internet Availability includes instructions on how to access and review the materials, and how to access your proxy card and vote online. If you would like to receive a printed copy of our proxy materials please follow the instructions included in such Notice.
Please make sure you vote, whether or not you plan to attend the Annual Meeting. You can cast your vote at the Annual Meeting, online by following the instructions on either the proxy card or the Notice of Internet Availability, by telephone, or, if you received paper copies of our proxy materials, by mailing your proxy card in the postage-paid return envelope.

Sincerely yours,
Michael J. Long
Chairman of the Board

ARROW ELECTRONICS, INC.
9201 East Dry Creek Road
Centennial, CO 80112

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE
9:00 a.m. Mountain Time on Thursday, May 21, 2015
PLACE
The Broadmoor
1 Lake Avenue
Colorado Springs, Colorado 80906
ITEMS OF BUSINESS
The Annual Meeting will be held:

1.	To elect directors of Arrow for the ensuing year.

2.	To act upon a proposal to ratify the appointment of Ernst & Young LLP as Arrow’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

3.
To re-approve and amend the Arrow Electronics, Inc. 2004 Omnibus Incentive Plan, including an increase in the aggregate number of shares of Arrow common stock available for issuance to plan participants.

4.	To hold an advisory vote on executive compensation.

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
RECORD DATE
Only shareholders of record at the close of business on March 25, 2015 are entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof.
PROXY MATERIALS AND ANNUAL REPORT
If you wish to receive a printed copy of the proxy materials and our Annual Report you must request a copy. The Notice of Internet Availability has instructions for access to and review of our proxy materials online, as well as instructions for online voting.
Arrow’s 2014 Annual Report (which is not a part of the proxy soliciting material) and this Proxy Statement will be available through www.proxyvote.com on or about April 8, 2015, and at the Company’s website at www.arrow.com/annualreport2014.
PROXY VOTING
Shareholders can vote by attending the Annual Meeting, by completing and returning the proxy card, online, or by telephone. The Notice of Internet Availability and the proxy card itself have detailed instructions for voting, including voting deadlines.

Shareholders may revoke a proxy (change or withdraw the vote) at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

By Order of the Board of Directors

Gregory Tarpinian
Secretary

ARROW ELECTRONICS, INC.
ANNUAL MEETING OF SHAREHOLDERS
To be Held May 21, 2015

ARROW ELECTRONICS, INC.
9201 East Dry Creek Road
Centennial, CO 80112
----------------------------
PROXY STATEMENT
in connection with the
2015 Annual Meeting

The Purpose of this Statement
The Board of Directors of Arrow Electronics, Inc., a New York corporation (“Arrow” or the “Company”), is furnishing this Proxy Statement to all shareholders of record to solicit proxies to be voted at the 2015 Annual Meeting. By returning a completed proxy card, or voting over the telephone or internet, you are giving instructions on how your shares are to be voted at the Annual Meeting. The Proxy Statement was made available through www.proxyvote.com on or about April 8, 2015.
Invitation to the Annual Meeting
Shareholders of record at the close of business on March 25, 2015 are invited to attend the 2015 Annual Meeting on Thursday, May 21, 2015, beginning at 9:00 a.m. Mountain Time. The Annual Meeting will be held at The Broadmoor, 1 Lake Avenue, Colorado Springs, Colorado 80906.
Voting Instructions
Please vote your shares by telephone or through the internet, or if you received printed copies of the proxy materials, complete, sign, and date your proxy card and return it promptly in the postage-paid return envelope provided. Whether or not you plan to attend the Annual Meeting, your prompt response will assure a quorum and reduce solicitation expense.
If shares are held in “street name” (that is, in the name of a bank, broker, or other holder of record), such holder should receive instructions from the record shareholder that must be followed in order for such shares to be voted (including at the Annual Meeting). Internet and/or telephone voting will also be offered to shareholders owning shares through most banks and brokers.
Unless you indicate otherwise, the persons named as proxies on the proxy card will vote your shares “FOR” all of the nominees for director named in this Proxy Statement, “FOR” the ratification of Ernst & Young LLP as Arrow’s independent registered public accounting firm, "FOR" the re-approval and amendment of the Arrow Electronics, Inc. 2004 Omnibus Incentive Plan, and “FOR” the advisory vote on executive compensation.
Shareholders Entitled to Vote
Only shareholders of record of Arrow’s common stock at the close of business on March 25, 2015 (the “record date”) are entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof. As of the record date, there were 95,683,223 shares of Arrow common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. The presence in person or by proxy of a majority of the shares entitled to vote at the Annual Meeting shall constitute a quorum.

If a shareholder is a participant in the Arrow Electronics Stock Ownership Plan (the “ESOP”), the shareholder can vote using the methods described above. This will serve as a voting instruction for Vanguard Fiduciary Trust Company (the “Trustee”), where all accounts are registered in the same name. As a participant in the ESOP, the shareholder has the right to direct the Trustee, who is the holder of record, regarding how to vote the shares of common stock credited to the participant’s account at the Annual Meeting. If voting instructions for the shares of common stock in the ESOP are not received, those shares will be voted by the Trustee in the same proportions as the shares for which voting instructions were received from other participants in the ESOP. Voting (including any revocations) by ESOP participants will close at 11:59 p.m. Eastern Time on May 15, 2015. The Trustee will then vote all shares of common stock held in the ESOP by the established deadline.
Revocation of Proxies
The person giving the proxy may revoke it at any time prior to the time it is voted at the Annual Meeting by giving written notice to Arrow’s Secretary. If the proxy was given by telephone or through the internet, it may be revoked in the same manner. You may also revoke your proxy by attending the Annual Meeting and voting in person. If your shares are held in “street name” you must contact the record holder of the shares regarding how to revoke your proxy. ESOP participants must revoke their proxies on or before May 15, 2015.
Cost of Proxy Solicitation
Arrow pays the cost of soliciting proxies. Arrow has retained D.F. King & Co., Inc. to assist in soliciting proxies at an anticipated cost of approximately $13,500 plus expenses. Arrow will supply soliciting materials to the brokers and other nominees holding Arrow common stock in a timely manner so that the brokers and other nominees may send the material to each beneficial owner and Arrow will reimburse the brokers and other nominees for their expenses in so doing. In addition to this solicitation by mail, employees of the Company may solicit proxies in person or by telephone.
CERTAIN SHAREHOLDERS
Holders of More than 5% of Common Stock
The following Table sets forth certain information with respect to the only shareholders known to the Company to own beneficially more than 5% of the outstanding common stock of Arrow as of March 25, 2015.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Artisan Partners Limited Partnership (1) 875 East Wisconsin Avenue, Suite 800 Milwaukee, Wisconsin 53202	7,606,519	7.9%
BlackRock Inc. (2) 55 East 52nd Street New York, New York 10022	7,041,963	7.4%
JPMorgan Chase & Co. (3) 270 Park Avenue New York, New York 10017	6,158,453	6.4%
The Vanguard Group (4) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	5,954,478	6.2%
Wellington Management Group LLP (5) 280 Congress Street Boston, Massachusetts 02210	5,690,409	5.9%
Boston Partners (6) One Beacon Street - 30th Floor Boston, Massachusetts 02108	4,877,867	5.1%

(1) Based upon a Schedule 13G filed with the United States Securities and Exchange Commission (“SEC”) on January 30, 2015, Artisan Partners Limited Partnership is a registered investment adviser of which Artisan Investments GP LLC is the general partner and Artisan Partners Holdings LP is the sole limited partner. Artisan Partners Asset Management Inc. is the general partner of Artisan Partners Holding LP. Each of these persons beneficially own the shares shown and have shared dispositive power with respect to all shares and shared voting power with respect to 7,398,086 shares. The shares reported were acquired on behalf of discretionary clients of Artisan Partners Limited Partnership. Persons other than Artisan Partners Limited Partnership are entitled to receive all dividends and proceeds from the sale of those shares. Included in the shares beneficially owned by Artisan Partners Limited Partnership are 5,478,584 shares on behalf of Artisan Partners Funds, Inc., a registered investment company, which has shared voting and dispositive power with respect to all shares.
(2) Based upon a Schedule 13G filed with the SEC on February 24, 2015, BlackRock Inc., a parent holding company, has sole voting power with respect to 6,432,267 shares and dispositive power with respect to all shares.

(3)
Based upon a Schedule 13G filed with the SEC on January 13, 2015, JPMorgan Chase & Co., a parent holding company, has shared voting power with respect to 6,199 shares and shared dispositive power with respect to 6,369 shares, sole dispositive power with respect to 6,152,084 shares, and sole voting power with respect to 5,943,993 shares.

(4) Based upon a Schedule 13G filed with the SEC on February 10, 2015, The Vanguard Group, a registered investment adviser, has shared dispositive power with respect to 86,741 shares, sole dispositive power with respect to 5,867,737 shares, and sole voting power with respect to 91,599 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 56,741 shares as a result of it serving as an investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., another wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 64,858 shares as a result of it serving as an investment manager of Australian investment offerings.
(5) Based upon a Schedule 13G filed with the SEC on February 12, 2015, Wellington Management Group LLP, a registered investment adviser, has shared voting power with respect to 1,307,082 shares and shared dispositive power with respect to all shares.
(6) Based upon a Schedule 13G filed with the SEC on February 11, 2015, Boston Partners, a registered investment adviser, has sole voting power with respect to 3,433,031 shares and sole dispositive power with respect to all shares.

Shareholding of Executive Officers and Directors

The following Table shows, as of March 25, 2015, the beneficial ownership of the Company's common stock for each director, each of the “Named Executive Officers” (the Chief Executive Officer, the Chief Financial Officer, and each of the other three most highly compensated executive officers of the Company) and the directors and executive officers as a group (including the Named Executive Officers).

Shares of Common Stock Beneficially Owned
	Currently Owned (1)	Common Stock Units (2)	Acquirable within 60 Days	% of Outstanding Common Stock
Michael J. Long	461,988	—	—	*
Paul J. Reilly	203,646	—	—	*
Andrew S. Bryant	37,647	—	—	*
Eric Schuck	45,143	—	—	*
Sean J. Kerins	40,004	—	—	*
Barry W. Perry	—	47,826	—	*
Philip K. Asherman	—	19,139	—	*
Gail E. Hamilton	—	20,650	—	*
John N. Hanson	6,800	42,448	—	*
Richard S. Hill	—	26,508	—	*
M.F. (Fran) Keeth	—	29,546	—	*
Andrew C. Kerin	—	13,543	—	*
Stephen C. Patrick	—	39,066	—	*
Total Executive Officers’ and Directors’ Beneficial Ownership as a group (17 individuals)	980,389	238,726	—	1.3%

*	Represents holdings of less than 1%.

(1)
Includes vested stock options and restricted shares granted under the Arrow Electronics, Inc. 2004 Omnibus Incentive Plan, as amended (the “Omnibus Incentive Plan”), as well as shares owned independently.

(2)	Includes common stock units deferred by non-employee directors and restricted stock units granted to them under the Omnibus Incentive Plan.

PROPOSAL 1: ELECTION OF DIRECTORS
Each nominee for election as a member of the Board of Directors of Arrow (the “Board”) is to be elected to hold office until the next Annual Meeting.
The Board recommends a vote “FOR” all of the nominees named below.
All nominees identified below are current members of the Board. All have been recommended for re-election to the Board by the Corporate Governance Committee and approved and nominated for re-election by the Board. The Board does not anticipate that any of the nominees named below will be unable or unwilling to serve as a director. If any nominee should refuse or be unable to serve, the proxy will be voted for a person designated by the Board, or in lieu thereof, the Board may reduce the number of directors. In accordance with the Company’s by-laws, the nine nominees receiving a plurality of votes cast at the Annual Meeting will be elected directors, subject to the Director Resignation Policy described below.
An uncontested election of directors is no longer considered a “routine” item under the New York Stock Exchange rules. As a result, if a shareholder holds shares in “street name” through a broker or other nominee, the broker or nominee is not permitted to exercise voting discretion with respect to this proposal. For this reason, if a shareholder does not give his or her broker or nominee specific instructions, the shareholder’s shares will not be voted on this proposal. If you vote to “abstain,” your shares will be counted as present at the meeting, and your abstention will have the effect of a vote against the proposal.
In accordance with the Company’s corporate governance guidelines, members of the Board should have the education, business experience, and insight necessary to understand the Company’s business. Further, members of the Board should be able to evaluate and oversee its direction and performance for the Company’s continued success. The directors should also possess such functional skills, corporate leadership, and international experience required to contribute to the development and expansion of the Board’s knowledge and capabilities. Moreover, the directors should have the willingness and ability to objectively and constructively appraise the performance of executive management and, when necessary, recommend appropriate changes. Neither the Board nor the Corporate Governance Committee has a formal policy regarding diversity. The Board believes, however, that its membership should reflect diversity in its broadest sense and, consistent with that philosophy, the Board does consider a candidate’s experience, education, geographic location, and difference of viewpoint when evaluating his or her qualifications for election to the Board. Whenever the Corporate Governance Committee evaluates a potential candidate, it considers that individual in the context of the composition of the Board as a whole. Based on the nominee’s experience (including international experience), attributes, and skills, which exemplify the sought-after characteristics described above, the Board has concluded that each nominee possesses the appropriate qualifications to serve as a director of the Company.
Barry W. Perry, 68, director since 1999
Mr. Perry has been the Lead Director of the Company since May 2011. He was Chief Executive Officer and Chairman of the Board of Engelhard Corporation, a surface and materials science company, for more than five years prior to his retirement in June 2006. Mr. Perry is currently a director of the Albemarle Corporation and Ashland Inc. Within the past five years, he also served as a director of Cookson plc, UK.
While he was Chief Executive Officer of Engelhard Corporation, Mr. Perry established the company’s vision and strategy, selected key management personnel, and evaluated the risks of participating in various markets. Further, his experience as a director of a number of public multinational companies provides him with the skills to objectively and accurately evaluate the financial performance and corporate strategies of a large company.
Philip K. Asherman, 64, director since 2010
Mr. Asherman has been President and Chief Executive Officer of Chicago Bridge & Iron Company (“CB&I”) since 2006. He served as an Executive Vice President and Chief Marketing Officer of CB&I from 2001 to 2006 and Managing Director of Chicago Bridge & Iron Company N.V. (“CB&I N.V.”) from 2002 to 2006. Prior thereto, Mr. Asherman served as the Senior Vice President of Fluor Global Services as well as holding other executive positions with Fluor Daniel, Inc. and its operating subsidiaries. He has more than 35 years of experience in the engineering and construction industry in a variety of project management, operations management, and sales and marketing roles. Mr. Asherman has also had numerous expatriate assignments in Asia Pacific, Europe, and South America. He serves as a director of CB&I, CB&I N.V., the Fletcher School at Tufts University, and in 2014, was elected to the board of the National Safety Council. He has been chosen to serve as a director of the Company because of his service as Chief Executive Officer of a multi-national public company and his knowledge of international business. Mr. Asherman is considered an “audit committee financial expert” as the term is defined in Item 407(d)(5) of Regulation S-K.
Gail E. Hamilton, 65, director since 2008
Ms. Hamilton was Executive Vice President of Symantec Corporation, an infrastructure software and services provider, from March 2000 to January 2005. Previously, she served as the General Manager of the Communications Division of Compaq Computer Corporation and as the General Manager of the Telecom Platform Division for Hewlett-Packard Company. She is currently a director of OpenText Corporation, Ixia, and Westmoreland Coal Company.

Ms. Hamilton has been responsible for designing, manufacturing, and selling electronic systems for over 20 years. While at Symantec, Ms. Hamilton oversaw the operations of the enterprise and consumer business. In that role, she was responsible for business planning and helped steer the company through an aggressive acquisition strategy. The Board believes Ms. Hamilton’s experience at Symantec, a leading software company, makes her particularly valuable in providing guidance to our Enterprise Computing Solutions business with regard to its direction and strategy.
John N. Hanson, 73, director since 1997
Mr. Hanson has been the non-executive Chairman of the Board of Joy Global Inc., a manufacturer of mining equipment for both underground and surface applications, since February 2007. He was Chairman, Chief Executive Officer, and President of Joy Global Inc. (formerly known as Harnischfeger Industries, Inc.) for more than five years prior thereto. He is Chairman of the American Coal Foundation.
Immediately upon his appointment in 1999 as Chief Executive Officer of Harnischfeger Industries, Inc., Mr. Hanson provided the required guidance and leadership to bring it through its Chapter 11 bankruptcy reorganization. In so doing, the company became a more efficient and profitable organization. During this process, Mr. Hanson was responsible for leading that company’s direction by developing and implementing a long-term strategy and assessing risks and opportunities. Mr. Hanson has run multiple businesses throughout his career, several of which used distribution as their principal source of products and services. He has served as a director of seven different companies over his career. The Board believes that these skills and experiences make Mr. Hanson a valuable member of the Board.
Richard S. Hill, 63, director since 2006
Mr. Hill was Chief Executive Officer and Chairman of the Board of Novellus Systems, Inc., a maker of devices used in the manufacture of advanced integrated circuits, from 2006 until it was acquired by Lam Research Corporation in June 2012. He is currently the Chairman of the Board of Tessera Technologies, Inc. and served as its interim Chief Executive Officer from April 15, 2013 until May 29, 2013. Mr. Hill is also a director of Planar Systems, Inc. and Cabot Microelectronics Corporation. Within the past five years, Mr. Hill also served as a director of SemiLEDs Corporation and LSI Corporation, and as Chair and executive committee member of the University of Illinois Foundation.
Mr. Hill has had a broad base of experience as the Chief Executive Officer of Novellus. In that role, he set the strategy by evaluating market risks to determine the ultimate direction of that company. Novellus was in the business of developing, manufacturing, and selling equipment used in the fabrication of integrated circuits. As a result, Mr. Hill has a thorough understanding of the semiconductor market in which Arrow operates. He also has experience in the international marketplace as a result of serving on a number of boards for companies with global operations.
M.F. (Fran) Keeth, 68, director since 2004
Mrs. Keeth was Executive Vice President of Royal Dutch Shell plc and Chief Executive Officer and President of Shell Chemicals Limited, a services company responsible for Royal Dutch Shell’s global petrochemical businesses, from January 2005 to December 2006. She served as Executive Vice President of Customer Fulfillment and Product Business Units for Shell Chemicals Limited from July 2001 to January 2005 and was President and Chief Executive Officer of Shell Chemical LP, a U.S. petrochemical member of the Royal Dutch/ShellGroup, from July 2001 to July 2006. Mrs. Keeth also serves as a director of Verizon Communications Inc. Within the past five years, she has served as a director of Peabody Energy Corporation.
Mrs. Keeth's knowledge and expertise helped guide the direction, culture, and operational excellence of Shell Chemicals Limited. Further, Mrs. Keeth has held a number of senior financial positions, including Principal Accounting Officer and Controller. As a result of such experience and associated expertise, Mrs. Keeth is considered an “audit committee financial expert” as the term is defined in Item 407(d)(5) of Regulation S-K. In addition to her extensive financial expertise, Mrs. Keeth brings to the Board executive leadership experience as a chief executive officer and a global business perspective from her service as an executive officer of a large multinational company and her service on other public company boards.

Andrew C. Kerin, 51, director since 2010
Mr. Kerin has been Chief Executive Officer and a director of The Brickman Group, Ltd. since May 2012. Prior to that, he was Executive Vice President, Aramark Corporation and Group President, Global Food, Hospitality and Facility Services, Aramark Corporation from June 2009 until March 2012. He served as Executive Vice President, Aramark Corporation and Group President, North America Food, from 2006 to 2009. In 2004, Mr. Kerin was elected as an executive officer of Aramark Corporation as Senior Vice President and served as President, Aramark Healthcare and Education. Prior thereto, starting in 1995, Mr. Kerin served in a number of management roles within Aramark Corporation. Under his leadership were all of Aramark’s U.S.-based food, hospitality, and facilities businesses including the management of professional services in healthcare institutions, universities, schools, business locations, entertainment and sports venues, correctional facilities, and hospitality venues.
Mr. Kerin serves on the Board of Trustees of Fordham University. The Board believes that Mr. Kerin’s extensive experience in the service industry makes him particularly valuable in providing guidance to the Company as it continues to build its services businesses. He is considered an “audit committee financial expert” as the term is defined in Item 407(d)(5) of Regulation S-K.
Michael J. Long, 56, director since 2008
Mr. Long was appointed Chief Executive Officer of Arrow in May 2009 and Chairman of the Board effective January 2010. He was appointed President (and currently holds this position) and Chief Operating Officer of Arrow in February 2008. He served as Senior Vice President of the Company from January 2006 to February 2008, and, prior thereto, he served as Vice President of the Company for more than five years. He was appointed President, Arrow Global Components in September 2006. Mr. Long served as President, North America and Asia/Pacific Components from January 2006 until September 2006; President, North America from May 2005 to December 2005; and President and Chief Operating Officer of Arrow Enterprise Computing Solutions from July 1999 to April 2005. Mr. Long also serves as a Director of AmerisourceBergen Corporation and is on the Board of Trustees of the Denver Zoo.
As a result of his numerous years in leadership roles at the Company and in the distribution industry, Mr. Long understands the competitive nature of the business and has an in-depth knowledge of the Company, a strong management background, and broad executive experience.
Stephen C. Patrick, 65, director since 2003
Mr. Patrick was Vice Chairman of Colgate-Palmolive Company, a global consumer products company, from January 2011 until his retirement in March 2011. Prior thereto, he served as the Chief Financial Officer of Colgate-Palmolive for approximately 14 years. In his more than 25 years at Colgate-Palmolive, he has held positions as Vice President, Corporate Controller, and Vice President of Finance for Colgate Latin America. Mr. Patrick also serves as a Senior Adviser to Rothschild.
Mr. Patrick’s experience and education make him an expert in financial matters. As the Chief Financial Officer of a successful public company, Mr. Patrick was responsible for assuring that all day-to-day financial transactions were accurately recorded, processed, and reported in all public filings. All of this requires a thorough understanding of finance, treasury, and risk management functions. Mr. Patrick is considered an “audit committee financial expert” as the term is defined in Item 407(d)(5) of Regulation S-K. In addition to his extensive financial expertise, Mr. Patrick brings to the Board executive leadership experience as a chief financial officer of a large multinational company.
DIRECTOR RESIGNATION POLICY
The Board adopted a Director Resignation Policy, which provides that in the event any director nominee does not receive a majority of the votes in an uncontested election in his or her favor, the nominee must tender a letter of resignation to the Board within five days of the certification of the shareholder vote. The Corporate Governance Committee must then consider whether to accept the director’s resignation and make a recommendation to the Board as to acceptance or rejection. The Board will then consider the resignation and, within 90 days following the date of the shareholders’ meeting at which the election occurred, shall publicly disclose its decision. A director whose resignation is under consideration may not participate in any deliberation regarding his or her resignation. To receive a majority of votes in an uncontested election means that the number of votes cast “for” a nominee’s election as a director exceeds the number of votes “withheld” for that nominee. The Director Resignation Policy can be found at the “Corporate Governance” link on the investor relations section of the Company’s website, www.arrow.com.
THE BOARD AND ITS COMMITTEES
The Board meets in general sessions with the Chairman of the Board presiding, in meetings limited to non-management directors (which are led by the Lead Director), and in various committees. Committee meetings are open to all members of the Board.
Committee memberships and chair assignments are reviewed annually by the Corporate Governance Committee, which makes appointment and chair recommendations to the Board.
The Table below reflects committee memberships for calendar year 2014.

	Audit		Compensation		Corporate Governance
	Jan - May	May - Dec	Jan - May	May - Dec	Jan - May	May - Dec
Barry W. Perry			•	•
Philip K. Asherman	•	•	•	•
Gail E. Hamilton					▲	▲
John N. Hanson			▲	▲
Richard S. Hill			•	•	•	•
M.F. (Fran) Keeth	▲	▲
Andrew C. Kerin	•	•			•	•
Michael J. Long
Stephen C. Patrick	•	•			•	•
▲Chair • Member
Lead Director
In accordance with the Company’s corporate governance guidelines, the Board has determined that Mr. Perry will serve as the Lead Director. The Lead Director chairs Board meetings when the Chairman is not present. He also chairs the sessions of the non-management directors held in connection with each Board meeting. The Lead Director serves as a liaison between the Chairman and the independent non-management directors, and reviews and approves Board agendas and meeting schedules. The Lead Director has the authority to call meetings of the non-management directors.
Chief Executive Officer and Chairman Positions
The Company’s Chief Executive Officer currently serves as Chairman of the Board. In his position as Chief Executive Officer, Mr. Long has primary responsibility for the day-to-day operations of the Company and provides consistent leadership on the Company’s key strategic objectives. In his role as Chairman, he sets the strategic priorities for the Board, presides over its meetings, and communicates its findings and guidance to management. The Board believes that the combination of these two roles is the most appropriate structure for the Company at this time because: (i) this structure provides more consistent communication and coordination throughout the organization, which results in a more effective and efficient implementation of corporate strategy; (ii) this structure is important in unifying the Company’s strategy behind a single vision; (iii) the Chief Executive Officer is the most knowledgeable member of the Board regarding risks the Company may be facing and, in his role as Chairman, is able to facilitate the Board’s oversight of such risks; (iv) this structure has a long-standing history of serving the company's shareholders well through many economic cycles, business challenges, and succession of multiple leaders; (v) the Company’s current corporate governance processes, including those set forth in the various Board committee charters and corporate governance guidelines, preserve and foster independent communication amongst non-management directors as well as independent evaluations of and discussions with the Company’s senior management, including the Company’s Chief Executive Officer; and (vi) the role of the Lead Director, which fosters better communication among non-management directors, fortifies the Company’s corporate governance practices making the separation of the positions of Chairman of the Board and Chief Executive Officer unnecessary at this time.
Committees
Each of the committees of the Board operates under a charter, copies of which are available at the “Corporate Governance” link in the investor relations section of the Company’s website, www.arrow.com. As a matter of practice, beginning in May 2009, the Board determined that a director that acts as a Chair for a committee will not serve as a member of any other committee.
The Audit Committee reviews and evaluates Arrow’s financial reporting process and other matters including its accounting policies, reporting practices, and internal accounting controls. The Audit Committee also monitors the scope and reviews the results of the audit conducted by Arrow’s independent registered public accounting firm. It reviews with the corporate audit department (which reports to the Audit Committee) and management: (i) the scope of the annual corporate audit plan; (ii) the results of the audits carried out by the corporate audit department, including its assessments of the adequacy and effectiveness of disclosure controls and procedures and internal control over financial reporting; and (iii) the sufficiency of the department’s resources. The Board has determined that Mr. Asherman, Mrs. Keeth, Mr. Kerin, and Mr. Patrick are qualified as “audit committee financial experts.”
The Compensation Committee is responsible for developing and reviewing Arrow’s executive compensation philosophy. It implements that philosophy through compensation programs and plans designed to further Arrow’s strategy, drive long-term profitable growth, and increase shareholder value. The Compensation Committee reviews and approves the corporate goals and objectives relevant to executive compensation and, subject to review and ratification by the other non-management members of the Board, reviews and approves the base salary, annual cash incentives, performance and stock-based awards, and retirement and other benefits for the Chief Executive Officer (in executive session) and the Company’s other principal executives. In establishing the foregoing, the Compensation Committee reviews the performance of each of the Named Executive Officers and the Company as a whole.
In 2014, the Compensation Committee directly engaged Pearl Meyer & Partners as a consultant to examine and report exclusively to the Compensation Committee on best practices in the alignment of compensation programs for the Chief Executive Officer and other members of senior management with corporate goals by providing competitive benchmarking data, analyses, and recommendations with regard to plan design and target compensation. Pearl Meyer & Partners does not provide any other services to the Company. Pearl Meyer & Partners’ services to the Compensation Committee have not raised any conflicts of interests among the Compensation Committee, the Company, and management.
The Corporate Governance Committee has primary responsibility for developing the corporate governance guidelines for Arrow, for identifying and recommending new candidates for nomination to fill existing or expected director vacancies, and for making recommendations with respect to committee assignments and other governance issues. In addition, the Corporate Governance Committee evaluates each Board Member before recommending him or her to the full Board as nominees for re-election. The committee annually reviews and makes recommendations to the Board regarding the compensation of non-employee directors.
The Corporate Governance Committee will consider shareholder recommendations of nominees for membership on the Board as well as those recommended by current directors, Company officers, employees, and others. Such recommendations may be submitted to Arrow’s Secretary, Gregory Tarpinian, at Arrow Electronics, Inc., 9201 East Dry Creek Road, Centennial, CO 80112, who will forward them to the Corporate Governance Committee. Possible candidates suggested by shareholders are evaluated by the Corporate Governance Committee in the same manner as other possible candidates.

The Corporate Governance Committee’s initial review of a potential candidate is typically based on any written materials provided to it. In connection with the evaluation of potential nominees, the committee determines whether to interview the nominee. If warranted, the Corporate Governance Committee, the Chairman of the Board and Chief Executive Officer, the Lead Director, and others as appropriate, interview the potential nominees. The Corporate Governance Committee retains the services of a third-party executive recruitment firm to assist its members in the identification and evaluation of potential nominees for the Board.
The Corporate Governance Committee’s expectations as to the specific qualities and skills required for directors including those nominated by shareholders are set forth in Section 4 of Arrow’s corporate governance guidelines (available at the “Corporate Governance” link on the investor relations section of the Company’s website, www.arrow.com).
Enterprise Risk Management
The role of the Board is to promote the best interests of the Company and its shareholders by overseeing the management of Arrow’s business, assets, and affairs. Management is responsible for the day-to-day analysis and review of the risks facing the Company, including timely identification of risk and risk controls related to significant business activities, and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward, and the appropriate manner in which to control risk. The Board implements its risk oversight responsibilities by having management provide regular briefing and information sessions on the significant risks that the Company faces and how the Company seeks to control those risks when appropriate. In some cases, risk oversight in specific areas is the responsibility of a Board committee, such as the Audit Committee’s oversight of issues related to internal controls over financial reporting and regulatory compliance; the Governance Committee’s oversight of the Board’s succession planning and governance; and the Compensation Committee’s oversight of risks related to compensation programs. Arrow’s Chief Executive Officer has the ultimate management authority for enterprise risk management including responsibility for capability development, risk identification and assessment, and for policies, governance, and strategies and actions to address enterprise risk.
Compensation Risk Analysis
The Company believes that its executive compensation program reflects an appropriate mix of compensation elements and balances current and long-term performance objectives, cash and equity compensation, and risks and rewards associated with executive roles. The following features of the Company’s executive incentive compensation program illustrate this point:

•	Performance goals and objectives reflect a balanced mix of performance measures to avoid excessive weight on a certain goal or performance measure;

•	Annual and long-term incentives provide a defined range of payout opportunities (ranging from 0% to 200% of target for annual cash incentives and 0% to 185% for long-term incentives);

•	Total direct compensation levels are heavily weighted on long-term, equity-based incentive awards that vest over a number of years;

•
Equity incentive awards that vest over a number of years are granted annually so executives always have unvested awards that could decrease significantly in value if the business is not managed for the long-term;

•
The Company has implemented meaningful executive stock ownership guidelines so that the component of an executive’s personal wealth that is derived from compensation from the Company is significantly tied to the long-term success of the Company; and

•
The Compensation Committee retains discretion to adjust compensation based on the quality of Company and individual performance and adherence to the Company’s ethics and compliance programs, among other things.

Based on the above combination of program features, the Company believes that: (i) its executives are encouraged to manage the Company in a prudent manner; and (ii) its incentive programs are not designed in a manner that encourages executives to take risks that are inconsistent with the Company’s best interests.
It is the Company’s opinion that its compensation policies and practices for all employees are not likely to create risks that could have a material adverse effect on the Company. The Company delivers, to its entire employee base in the aggregate, most of its compensation in the form of base salary, with smaller portions delivered in the form of cash incentives and long-term incentives. The Company’s cash incentive compensation plans, which represent the primary variable component of compensation, have been designed to drive performance of employees working in management, sales, and sales-related roles. These plans are typically tied to achievement of sales/financial goals that include maximums that prevent “windfall” payouts.
Independence
The Company’s corporate governance guidelines provide that the Board should consist primarily of independent, non-management directors. For a director to be considered independent under the guidelines, the Board must determine that the director does not have any direct or indirect material relationships with the Company and that he or she is not involved in any activity or interest that conflicts with or might appear to conflict with his or her fiduciary duties.
To be deemed independent, a director must also meet the independence standards in the New York Stock Exchange listing rules, which the Board has adopted as its standard. The Company has determined that all non-management directors are independent.
The Board has determined that all of its directors and nominees, other than Mr. Long, satisfy both the New York Stock Exchange’s independence requirements and the Company’s guidelines.
As required by the Company’s corporate governance guidelines and the New York Stock Exchange’s listing rules, all members of the Audit, Compensation, and Corporate Governance Committees are independent; non-management directors and all members of the Audit Committee and Compensation Committee also satisfy additional independence requirements.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is a present or former employee of the Company. Additionally, no member of the Compensation Committee had a relationship that requires disclosure of a Compensation Committee interlock.
Meetings and Attendance
Consistent with the Company’s corporate governance guidelines, it is the practice of the Board for all of its non-management directors to meet separately (without Company management present) either prior to or after each regularly scheduled Board meeting, with the Lead Director presiding. In 2014, these non-management director meetings totaled five in number.
During 2014, there were five meetings of the Board, nine meetings of the Audit Committee, four meetings of the Compensation Committee, and four meetings of the Corporate Governance Committee. All of the current directors attended 75% or more of all of the meetings of the Board and the committees on which they served. It is the policy of the Board that all of its members attend the Annual Meeting absent exceptional cause and all members of the Board did so in 2014.
Director Compensation
The independent, non-management members of the Board (that is, all members except Mr. Long) received the following fees in cash, on a pro rata basis:

Annual retainer & fee	$80,000
Annual fee for service as Corporate Governance Committee Chair	$10,000
Annual fee for service as Compensation or Audit Committee Chair	$20,000
In addition to the cash fees, each non-employee director received an annual grant of restricted stock units valued at $130,000, based on the fair market value of Arrow common stock on the date of grant. Further, the Lead Director received another annual award of restricted stock units valued at $30,000 in recognition of the additional responsibilities associated with such position.
The following Table shows the total dollar value of compensation received by all non-employee directors in or in respect of 2014.

Non-Employee Director Compensation
Name	Fees Earned ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Barry W. Perry (3)	—	200,001	—	200,001
Philip K. Asherman (3)	—	210,000	—	210,000
Gail E. Hamilton	90,000	130,001	2,964	222,965
John N. Hanson (4)	50,000	180,001	—	230,001
Richard S. Hill (3)	—	130,001	—	130,001
M.F. (Fran) Keeth	100,000	130,001	—	230,001
Andrew C. Kerin (3)	—	210,000	—	210,000
Stephen C. Patrick (4)	60,000	150,001	—	210,001

(1)
Amounts shown under the heading “Stock Awards” reflect the grant date fair values of the restricted stock units granted to each director during 2014 computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation.

(2)	Amount shown under the heading “All Other Compensation” reflects spousal travel and expenses to attend Board meetings.

(3)
Messrs. Asherman and Kerin deferred 100% of their retainers in deferred stock units; Messrs. Perry and Hill deferred 50% of their retainers in deferred stock units and 50% of their retainers into the Non-Executive Director Deferred Compensation Plan.

(4)	Messrs. Hanson and Patrick deferred 50% and 25%, respectively, of their retainers in deferred stock units.
Under the terms of the Non-Employee Director Deferred Compensation Plan, non-employee directors may defer the payment of all or a portion of their annual retainers until the end of their service on the Board. Unless a different amount is chosen by the director, 50% of the director’s annual retainer fee is automatically deferred and converted to units of Arrow common stock. Other amounts that are deferred may be invested for the benefit of the director, or should a director so choose, be converted into the stock units. The units held by each director are included under the heading “Common Stock Units” in the Shares of Common Stock Beneficially Owned Table. The amounts deferred by each director for 2014, to the extent there are any, are included under the heading “Fees Earned” on the Non-Employee Director Compensation Table. For deferrals made prior to 2008 and those made during 2009, the deferral will be paid upon termination of Board service. For deferrals during 2008, payments will be made thirty days after the director’s service ends for those 72 years old or older at the time of resignation, and for those less than 72 years old, one year after termination of service on the Board. For deferrals during 2010 and later, payment will be made on the one-year anniversary after termination of service.

Stock Ownership by Directors
The Board believes that stock ownership by its directors strengthens their commitment to the long-term future of the Company and further aligns their interests with those of the shareholders generally. As a result, the corporate governance guidelines specifically state that directors are expected over time to own beneficial shares of the Company’s common stock having a value of at least three times their annual retainer fee (including shares owned outright and restricted stock units and common stock units in a deferred compensation account). All directors are in compliance with this requirement.

AUDIT COMMITTEE REPORT
The Audit Committee represents and assists the Board by overseeing the Company’s financial statements and internal controls; the independent registered public accounting firm’s qualifications and independence; and the performance of the Company’s corporate audit function and of its independent registered public accounting firm.
The Audit Committee currently consists of four directors, all of whom are independent in accordance with New York Stock Exchange listing standards and other applicable regulations. The Board has determined that all four committee members, Mr. Asherman, Mrs. Keeth, Mr. Kerin, and Mr. Patrick are “audit committee financial experts” as defined by the SEC.
Company management has the primary responsibility for the preparation of the financial statements and for the reporting process, including the establishment and maintenance of Arrow’s system of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for auditing the financial statements prepared by management, expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, and auditing the Company’s internal control over financial reporting.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with both management and the independent registered public accounting firm the Company’s quarterly earnings releases, Quarterly Reports on Form 10-Q, and the 2014 Annual Report on Form 10-K. Such reviews included a discussion of critical or significant accounting policies, the reasonableness of significant judgments, the quality (not just the acceptability) of the accounting principles, the reasonableness and clarity of the financial statement disclosures, and such other matters as the independent registered public accounting firm is required to review with the Audit Committee under the standards promulgated by the Public Company Accounting Oversight Board. Also discussed with both management and the Company’s independent registered public accounting firm were the design and efficacy of the Company’s internal control over financial reporting.
In addition, the Audit Committee received from and discussed with representatives of the Company’s independent registered public accounting firm the written disclosure and the letter required by the applicable requirements of the Public Company Accounting Oversight Board (regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence) and considered the compatibility of non-audit services rendered to Arrow with the independence of the Company’s independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Audit Committee also discussed with the independent registered public accounting firm and Arrow’s corporate audit group the overall scope and plans for their respective audits. The Audit Committee periodically met with the independent registered public accounting firm, with and without management present, to discuss the results of their work, their evaluations of Arrow’s internal controls, and the overall quality of Arrow’s financial reporting.

In reliance on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.
M.F. (Fran) Keeth, Chair
Philip K. Asherman
Andrew C. Kerin
Stephen C. Patrick
PRINCIPAL ACCOUNTING FIRM FEES
The aggregate fees billed by Arrow’s principal accounting firm, Ernst & Young LLP, for auditing the annual financial statements and the Company’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and related regulations included in the Annual Report on Form 10-K, the reviews of the quarterly financial statements included in the Quarterly Reports on Form 10-Q, statutory audits, assistance with and review of documents filed with the SEC, and consultations on certain accounting and reporting matters for each of the last two fiscal years are set forth as “Audit Fees” in the Table below.
Also set forth for the last two fiscal years are “audit-related” fees. Such fees are for services rendered in connection with business acquisitions, employee benefit plan audits, and other accounting consultations. Tax Return and Compliance fees relate to assistance in tax return preparation and tax audits, and compliance, in various tax jurisdictions around the world. Other Tax Related Fees refer to tax advice, planning, and consulting other than as set forth above. Ernst & Young LLP did not provide any services to the Company related to financial information systems design or implementation, or provide any personal tax work or other services for any of the Company’s executive officers or members of the Board.

	2014	2013
Audit Fees	$7,186,383	$7,090,866
Audit-Related Fees	318,320	401,231
Tax Fees	455,257	259,589
Other Fees	642,259	965,386
Total	$8,602,219	$8,717,072
The amounts in the Table above do not include fees charged by Ernst & Young LLP to Marubun/Arrow, a joint venture between the Company and the Marubun Corporation. Audit fees for Marubun/Arrow totaled $367,000 and $354,502 in 2014 and 2013, respectively.
Consistent with the Audit Committee charter, audit, audit-related, tax return and compliance, and other tax related services were approved by the Audit Committee, or by a designated member thereof. The Audit Committee has determined that the provision of the non-audit services described above is compatible with maintaining Ernst & Young LLP’s independence.
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS
Shareholders are asked to ratify the appointment of Ernst & Young LLP as Arrow’s independent registered public accounting firm for the fiscal year ending December 31, 2015. Arrow expects that representatives of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and that they will be available to answer appropriate inquiries raised at the Annual Meeting. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the Annual Meeting.
The Board recommends that the shareholders vote “FOR” the ratification of the appointment of Ernst & Young LLP.

PROPOSAL 3: RE-APPROVE AND AMEND THE
ARROW ELECTRONICS, INC. 2004 OMNIBUS INCENTIVE PLAN

The Board believes that the future growth and profitability of Arrow depends, in large measure, on its ability to retain and motivate outstanding employees, directors, and third party service providers. To further this goal, in 2004, the Board adopted the Arrow Electronics, Inc. 2004 Omnibus Incentive Plan, which has been amended a number of times since then (the "Plan"). The Plan provides the compensation committee of the Board with the ability to utilize a wide variety of compensation and incentive vehicles. Key among these are the equity-based programs: incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and restricted stock units, performance units and performance shares. Equity-based compensation is critical to the Company’s effort to ensure that the interests of its managers are aligned with the interests of its shareholders and to focus its managers’ efforts on the creation of long-term value.

The number of shares that remain available for issuance under the Plan after giving effect to all grants through February 17, 2015, is 1,850,931. At current and projected rates of utilization, without an increase, there will be insufficient shares available to meet the Company’s needs with respect to grants and awards expected to be made early in 2016, prior to the Company’s annual meeting of shareholders for that year. With this in mind, the proposed amendments would increase the aggregate number of shares of Arrow common stock available for issuance to Plan participants by 5,600,000 shares. The Company estimates that, based on its historical grant practices and current future projections, the authorized pool of shares under the amended Plan would last for approximately 4.5 years.

Our estimated three year average dilution rate was 7.18% of common shares outstanding, which was the lowest in our peer group. “Dilution” is the sum of outstanding equity shares plus shares available for grant and new share authorizations as a percent of proxy record date common shares outstanding.

The “burn rate” is the number of equity shares granted in a fiscal year as a percent of weighted average basic common shares outstanding. Our estimated three year average burn rate was 1.32% (for 2012 through 2014), which compares to our peer group median of 1.33%.

Plan Highlights

Independent Plan Administrator. The Compensation Committee, which is composed of independent directors, administers the Plan, and retains full discretion to determine the number and amount of awards to be granted under the Plan, subject to the terms of the Plan.

Reasonable Grant Restrictions. Subject to adjustment as described in the Plan:

•
Awards to each participant of stock options, stock appreciation rights, restricted stock/restricted stock units, performance units/performance shares, and other stock-based awards under the Plan, in each case, are limited to 500,000 shares per year, and neither cash-based awards nor “covered employee annual incentive awards” awarded or credited to any participant under the Plan in a single year may exceed $5,000,000, in all instances subject to carryover increase from prior years.

•
Awards to each non-employee director under the Plan are limited to 400,000 shares in the aggregate and 20,000 shares per year (40,000 shares per year for the Chairman or Lead Independent Director), plus an additional 40,000 shares in the year of first appointment or election.

Double Trigger Change in Control Treatment. The Plan does not provide for “single trigger” acceleration of awards. As discussed under the heading “Non-Qualified Stock Option, Restricted Stock Unit, and Performance Stock Unit Award Agreements” in the Compensation Discussion and Analysis section below, the Company’s award agreements provide for “double trigger” acceleration of awards, which means that awards will not be accelerated solely upon a change in control of the Company, but instead only if the participant incurs an involuntary termination of employment in connection with the change in control.

Prohibition on Liberal Share Counting. If shares are withheld or tendered in order to satisfy tax withholding obligations or the exercise price of stock options, those shares will not again become available for future issuance under the Plan.

Full Value Awards Weighted More Heavily. The settlement of one share pursuant to a full value award is deemed to reduce the authorized share pool under the Plan by 1.69 shares.

Full Value Award Vesting Limitations. Time-based full value awards under the Plan may not vest more rapidly than pro rata over three years, and performance-based full value awards under the Plan must provide for a performance period of at least 12 months.

No Discounted Stock Options. The Plan requires that the exercise price for newly-issued stock options may not be less than the fair market value per share on the date of grant.

Prohibition on Repricing. The Plan prohibits the repricing of outstanding stock options without shareholder approval (outside of certain corporate transactions or adjustments specified in the Plan). Similarly, the Plan does not provide for the repricing of stock appreciation rights.

No Dividend Equivalents for Unvested Awards. The Plan permits dividend equivalents to be credited only with respect to the vested portion of an award (including performance awards).

Stockholder Approval of Certain Amendments. The Plan requires shareholder approval of any amendments to the Plan, to the extent required by law or exchange listing requirements. This includes amendments increasing the number of shares available for issuance under the Plan.

Proposed Amendments

The amendments to the Plan contained in this proposal were adopted, subject to shareholder approval, by the Compensation Committee and ratified by the Board on February 17, 2015. The amendments to the Plan are described below:

•
Increase in Share Limit: As explained in further detail above, in light of the continued growth of the Company and the importance of the share-based incentive vehicles facilitated by the Plan, and in order for Arrow to have a sufficient number of shares available for future grants (including projected grants expected to be made in accordance with the Company’s annual practice), the proposed amendments would increase the aggregate number of shares of Arrow common stock available for issuance to Plan participants by 5,600,000 shares.

•
Alignment of Share and Plan Expiration: Prior to the proposed amendments, the Plan provided for various individual share authorization pools, with each share pool expiring ten years from the authorization of the applicable share pool by the Board. In light of the administrative complexities involved with maintaining separate share pools under the Plan with different expiration dates, the proposed amendments would create a single pool of shares authorized for issuance under the Plan, which would expire on February 17, 2025 (i.e., ten years following the adoption of the proposed amendments). Any shares which expired under the Plan at the end of their originally-applicable ten-year authorization period prior to February 17, 2015 will not constitute a part of the authorized share pool under the Plan following the proposed amendments. The proposed amendments would also make corresponding changes to various Plan limitations expressed by reference to authorized share amounts (including adjustment of the Plan’s incentive stock option and non-qualified stock option limitations) to clarify their treatment in connection with the Plan’s new single authorized share pool.

Shareholders are asked to approve the proposed amendments and the complete text of the Plan incorporating the proposed amendments (including, without limitation, the performance goals contained in the Plan for purposes of Section 162(m) of the Internal Revenue Code), which is attached as Annex A. The principal provisions of the Plan are summarized below, and qualified in their entirety by the attached Plan.

SUMMARY DESCRIPTION OF THE PLAN

Purpose of the Plan

The Plan is intended to strengthen the Company’s ability to attract, motivate and retain the employees, directors, and third-party service providers upon whose judgment, initiative and efforts the financial success and growth of the Company largely depends, and to provide additional incentive for such individuals through stock ownership and other rights that promote and recognize the successful efforts of these individuals and thereby enhance shareholder value.

Duration

The Plan became effective on May 22, 2004, when Arrow’s shareholders approved the Plan. Pursuant to the proposed amendments, the Plan would terminate effective on February 17, 2025. Any award granted prior to Plan termination will remain outstanding post-termination in accordance with the applicable terms and conditions of the Plan and the award.

Administration

The compensation committee (also referred to herein as the “committee”) is responsible for administering the Plan and has the discretionary power to interpret it (including any Plan-related documentation), to determine eligibility for awards and the terms and conditions of awards (including, without limitation, the amount of the awards), and to adopt rules, regulations, forms, instruments, and guidelines. Determinations of the committee made under the Plan are final and binding. The committee may delegate administrative duties and powers to one or more of its members or to one or more officers, agents, or advisors. The committee may also delegate to one or more Company officers the power to designate employees (other than executive officers of the Company) and third-party service providers to be recipients of awards and the amount of such awards. Notwithstanding the foregoing, only the full Board may determine the type and amount of awards granted under the Plan to the Company’s non-employee directors.

Plan Share Limits

The maximum number of shares of common stock that have been authorized for issuance under the Plan for the duration of the plan has been 21,800,000, subject to adjustment upon the occurrence of various corporate events as described in the Plan. However, 8,300,000 of those shares expired in March, 2014. Of the total authorized, only 1,850,931 shares remain available after giving effect to all grants through February 17, 2015. The proposed amendments to the Plan add another 5,600,000 shares with respect to which grants may be made, meaning that, as the Plan is proposed to be amended, 27,400,000 shares will have been authorized, of which 7,450,931 shares will be available for issuance to participants under the Plan.

Generally, shares are counted against the authorization only to the extent they are actually issued. Each share issued under “full value” awards (e.g., restricted stock and performance units, as described below) count against the authorization at a rate of 1.69:1; each share issued under all other awards (e.g., stock options and stock appreciation rights (“SARs”)) count against the authorization at a rate of 1:1. Shares which are the subject of awards that terminate by expiration, forfeiture, cancellation, or otherwise, or are settled in cash in lieu of shares, or exchanged for awards not involving shares, shall again be available for grant. However, if the option price or tax withholding requirements of any award are satisfied by the Company’s withholding of shares or the participant’s tendering of shares to the Company, or if a SAR is exercised, both the number of shares issued and the number of shares withheld or tendered will be deemed issued under the Plan. The maximum number of shares shall not be reduced to reflect dividends or dividend equivalents that are reinvested into additional shares or credited as additional restricted stock, restricted stock units, performance shares, or other stock-based awards, but may be adjusted by the committee to reflect certain corporate events or transactions.

Participant Award Limits

Under the Plan, participants may receive a) stock options, b) SARs, c) restricted stock or restricted stock units, d) performance units or performance shares, e) other stock-based awards, f) cash-based awards, and g) covered employee annual incentive awards. The Plan imposes annual per-participant award limits on such awards. For each of the stock-based awards (“a” to “e” above), the maximum award to any participant (other than a non-employee director) in any calendar year is 500,000 shares (or the cash value of 500,000 shares at the time of vesting or payout, if applicable) plus any unused annual limit from prior years. For each of the cash-based awards (“f” and “g” above), the maximum amount awarded or credited to any participant in any year may not exceed $5,000,000 (determined as of the date of vesting or payout) plus the amount of any unused annual limit from prior years. The maximum number of shares of common stock of the Company that may be issued to each non-employee director is 400,000 shares, and no non-employee director may receive an award covering more than 20,000 shares in any calendar year, or 40,000 shares for a non-employee director serving as Chairman or Lead Independent Director. However, in the year in which a new non-employee director joins the Board, he or she may receive an award covering no more than an additional 40,000 shares. The number and kind of shares that may be issued, the number and kind of shares subject to outstanding awards, the option price or grant price applicable to outstanding awards, the annual per-participant award limits, and other value determinations and terms of awards are subject to adjustment by the committee in order to prevent dilution or enlargement of participants’ rights under the Plan in the case of a corporate event or transaction such as a merger, reorganization, stock dividend, stock split, reverse stock split, or other similar event. The committee shall also, as it deems necessary or appropriate, make adjustments to reflect unusual or non-recurring events.

Any stock-settled time-vesting full value awards granted under the Plan cannot vest more rapidly than pro-rata over a three-year period and any stock settled performance-vesting full value awards granted under the Plan must provide for a performance period of at least 12 months. Notwithstanding the foregoing, the Board has the discretion to issue up to five percent of all shares authorized under the Plan with time vesting and/or performance requirements it deems appropriate.

Eligibility and Participation

The committee may select from and grant awards to employees, directors, and third-party service providers of the Company, its subsidiaries and its affiliates. Awards to non-employee directors will be made by the Board. In addition to the eight non-employee directors, all employees of the Company are eligible to receive grants under the Plan. While the number of eligible third party service providers is not determinable, to date, none have received any awards under the Plan, and the committee has no intention of granting any such awards.

Stock Options

The committee may grant both incentive stock options (“ISOs”) and non-qualified stock options (“NQSOs”) under the Plan, which may be subject to vesting and other conditions as determined by the committee. ISOs may be granted only to employees of the Company or of any parent or subsidiary corporation. The exercise price for options cannot be less than the fair market value of Arrow’s common stock on the date of grant. The options may have terms of up to ten years from grant date except in the case of participants outside of the United States, which period may extend beyond ten years. To date, no options have been granted with terms exceeding ten years. The exercise price may be paid with cash, with previously acquired shares of common stock, a combination of both, or by other means approved by the committee. The committee may substitute SARs paid only in stock (or SARs paid in stock or cash at the committee’s discretion) for outstanding stock options.

Stock Appreciation Rights

The committee may grant SARs under the Plan either alone or in tandem with stock options on such terms and conditions as the committee may determine. The grant price of a SAR cannot be less than the fair market value of the common stock at the time of grant. The grant price and term of a tandem SAR will be the same as the price and term of the option with which it was granted. SARs may have terms of up to ten years from grant, except that SARs granted to participants outside of the United States may have a term greater than ten years. To date, no SARs have been granted.

Freestanding SARs may be exercised on such terms as the committee determines. Tandem SARs may be exercised by relinquishing the related portion of the tandem option. Upon exercise of a SAR, the holder will receive cash, shares of common stock, or a combination of the two, as determined by the committee, equal in value to the difference between the fair market value of the common stock subject to the SAR at the exercise date and the grant price.

Restricted Stock Units and Restricted Shares

The committee may award restricted shares and restricted stock units, subject to vesting schedules and limitations on transfer and such other restrictions as the committee may determine. A holder of restricted shares is a shareholder, entitled to dividend and voting rights, whereas the holder of a restricted stock unit is not entitled to dividends and does not have voting rights.

Performance Stock Units and Performance Shares

Performance unit and performance share awards may be granted under the Plan. Performance unit awards and performance shares will have an initial value based on the fair market value of the Company's common stock on the date of grant. The committee sets performance goals, the achievement of which will determine the value and/or number of performance units or performance shares that will be paid to the participant. The performance goals and periods may vary from participant to participant, group to group, and time to time. Performance shares and performance units may be paid in the form of cash and/or shares (such shares may be subject to restrictions as determined by the committee). Performance shares may entitle the participant to dividend equivalents; however, with respect to grants made since May 4, 2010, participants are only entitled to receive dividend equivalents with respect to the vested portions of the award.

Performance Measures

The performance goals for awards that are intended to constitute performance-based compensation under Section 162(m) of the Internal Revenue Code will be based upon one or more of the following performance measures for any business unit:

•	net income;

•	earnings per share;

•	sales growth;

•	income before taxes;

•	net operating profit;

•	return measures (including, but not limited to, return on assets, capital, equity, or sales);

•	cash flow (including, but not limited to, operating cash flow and free cash flow);

•	earnings before, interest, taxes, depreciation, and/or amortization;

•	operating margins including gross profit, operating expenses and operating income as a percentage of sales;

•	productivity ratios;

•	share price (including, but not limited to, growth measures and total shareholder return);

•	expense targets;

•	operating efficiency;

•	customer satisfaction;

•	working capital targets; and

•	economic value-added.

However, except as provided below in the section entitled Covered Employee Annual Incentive Awards, the committee may determine, in its sole discretion, to grant awards that do not constitute performance-based compensation under Section 162(m) of the Internal Revenue Code, and may base vesting on performance measures in addition to, or other than, those set forth above.

The committee will determine whether the performance targets or goals that have been chosen for a particular performance award have been met and may provide in an award that any evaluation of performance may include or exclude any of the following that occur during the performance period to which the award is subject, and that are prescribed in a form that meets the requirements of Section 162(m) of the Internal Revenue Code for deductibility: asset write-downs; litigation, claim judgments or settlements; the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; any reorganization and restructuring programs; extraordinary non-recurring items (as defined by generally accepted accounting principles, and/or as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year); acquisitions or divestitures; and foreign exchange gains and losses.

Awards that are designed to qualify as performance-based compensation may not be adjusted upward. However, the committee has the discretion to adjust these awards downward. Awards may be paid in the form of cash, shares of common stock, or in any combination, as determined by the committee.

If applicable tax and/or securities laws change to permit committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the committee shall have sole discretion to make such changes without obtaining shareholder approval.

Covered Employee Annual Incentive Awards

Each year, the committee will decide who among the Company’s executive officers is likely to be a “covered employee" for purposes of Section 162(m) of the Internal Revenue Code. Within ninety days of the beginning of each year, the committee will determine performance goals for each such covered employee taken from among the measures listed under the heading “Performance Measures,” above, and the amount of the annual incentive award which could be earned based on the attainment of such goals. At the end of the year, the committee will set, in its discretion, the amount actually to be paid under each award up to but not in excess of the maximum potential award for that year. With respect to these awards, the committee does not have the discretion to act in any manner that would disqualify the award as performance-based compensation under, or would otherwise be inconsistent with the purposes of, Section 162(m) of the Internal Revenue Code.

Non-Employee Director Awards

Under the Plan, the Board may grant awards of any kind other than ISOs to non-employee directors. From time to time, the Board, on the recommendation of the Corporate Governance Committee, sets the amount and type of equity awards to be granted to non-employee directors on a periodic, non-discretionary basis, based on the number of committees the director serves on, service as the chair of a committee, service as Chairman of the Board or Lead Independent Director, or the first selection or appointment of the director. Non-employee directors currently receive annual awards of restricted stock units valued at $130,000. The restricted stock units will vest fully upon grant and are subject to further restrictions until up to one year after the director’s separation from the Board. All restricted stock units are settled in common stock after the restriction period.

Unless a director gives written notice setting forth a different percentage, 50% of each director’s annual retainer fee is deferred and converted into units based on the fair market value of the Company’s stock as of the date it would have been payable. Upon a director’s retirement from the Board (and not before then, except in the case of death or unforeseeable emergency need), each unit in his or her deferral account will be converted into shares and any fractional units are converted into cash.

Other Awards

Subject to the terms of the Plan including, without limitation, Plan share limits, the committee may develop sub-plans or grant other equity or cash-based or related awards on such terms as the committee may determine, including, but not limited to, awards designed to comply with or take advantage of applicable local laws of jurisdictions outside of the United States.

Other Provisions of Awards and Individual Award Agreements

For each manner of award, and each individual agreement granting an award, the committee shall determine, in its discretion, whether or not, and to what extent, the participant’s receipt of cash or stock under the Plan may or shall be deferred; the impact of the termination of the participant’s employment or service on any award (including variations, if any, based on the reason for such termination); the voting rights of any stock or stock equivalent granted or delivered thereunder; the transferability of any stock, stock equivalent or other right of any participant during his or her lifetime; and whether or not dividend equivalents will be paid with respect to any shares of common stock subject to an award (except that dividend equivalents may only be credited with respect to awards granted after May 4, 2010 to the extent the awards are vested).

Except as the committee otherwise expressly determines, neither ISOs nor other awards may be transferred other than by will or by the laws of descent and distribution. During a recipient’s lifetime, an ISO and, except as the committee may determine, other non-transferable awards requiring exercise, may be exercised only by the recipient.

Treatment of Awards Upon a Corporate Event

If the Company is dissolved or liquidated, or if substantially all of its assets are sold (or there is a merger or consolidation) and the acquiring or surviving entity does not substitute equivalent awards for the awards then outstanding, each award granted under the Plan will become fully vested and exercisable and all restrictions on each award will lapse. All options and SARs not exercised upon the occurrence of such a corporate event will terminate, and the Company may, in its discretion cancel all other awards then outstanding and pay the award holder its then-current value as determined by the committee.

Amendment of Awards or Plan and Adjustment of Awards

The committee may at any time alter, amend, modify, suspend, or terminate the Plan or any form of award in whole or in part. However, no amendment may adversely affect the rights of any participant under an outstanding award without his or her consent.

No option granted under the Plan will be repriced or replaced without shareholder approval, except to prevent an unintended dilution or enlargement of participants’ rights or benefits under the Plan in the event of a corporate transaction or event such as a merger or acquisition, a stock split or recapitalization, a change in accounting rules or applicable laws or regulations or other matter having such an impact. No amendment of the Plan of any kind will be made without shareholder approval if shareholder approval is required by law, regulation or stock exchange rule.

The committee may grant awards under terms differing from those provided for in the Plan, and without regard to the Plan’s share limits, where such awards are granted in substitution for awards held by employees of other corporations who become Company employees as the result of a merger or other transaction provided that the maximum number of shares that may be granted under ISO and NQSO awards in such circumstances is currently 19,100,000. The proposed amendments to the Plan would increase the maximum number of shares that may be granted under the Plan pursuant to ISO and the NQSO awards to 7,450,931, in each case from and after February 17, 2015.

Tax Withholding
Awards under the Plan may be subject to tax withholding. If so, the Company may require the participant to remit the necessary taxes to the Company or may allow participants to satisfy their tax withholding requirements by causing shares of common stock to be withheld.
Rights of Participants
Nothing in the Plan or any award agreement will give any participant any right to continued employment (or provision of service as a director or third party service provider) or prevent or limit the Company from terminating the participant as permitted by law. No individual in any position has the right to an award. No participant will have rights as a shareholder until he or she becomes the record holder of any such shares.

New Plan Benefits

The Company's directors and executive officers have received awards under the Plan, and it is anticipated that those individuals will receive awards under the Plan in the future, as the Company may determine appropriate. The future benefits or amounts that would be received under the Plan by executive officers, non-executive directors and non-executive officer employees are discretionary and are therefore not determinable at this time. For a summary of the awards granted to the Named Executive Officers under the Plan during 2014, see the Grants of Plan-Based Awards Table.

Federal Tax Effects

The following discussion summarizes certain federal income tax consequences of the issuance and exercise of options under the Plan under the law as in effect on the date of this proxy statement. The summary does not purport to cover all federal employment tax or other federal tax consequences that may be associated with the Plan, nor does it cover state, local, or non-U.S. taxes.

Incentive Stock Options
In general, an optionee realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With some exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee equal to the value of the shares at the time of exercise less the exercise price; the same amount is generally deductible by the Company as compensation. Dispositions of shares by optionees after such periods typically result in long-term capital gains or losses, if any, equal to the difference between the sale price and the exercise price, and Arrow will not receive a deduction.
In general, an ISO that is exercised by the optionee more than three months after termination of employment is treated as an NQSO. ISOs are also treated as NQSOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

Non-Qualified Stock Options

In general, in the case of an NQSO, the optionee has no taxable income at the time of grant but realizes income in connection with the exercise of the option in an amount equal to the excess of the fair market value (at the time of exercise) of shares acquired upon exercise over the exercise price. For employee optionees, the same amount is deductible by Arrow as compensation, provided that income taxes are withheld from the employee. Upon a subsequent sale or exchange of the shares, any recognized gain or loss after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction.

Section 162(m) of the Internal Revenue Code

In general, under Section 162(m) of the Internal Revenue Code, remuneration paid by a public corporation to its Chief Executive Officer or any of its other top three Named Executive Officers (other than the Chief Financial Officer), ranked by pay, is not deductible to the extent it exceeds $1,000,000 for any year. Taxable payments or benefits under the Plan may be subject to this deduction limit. However, pursuant to Section 162(m) of the Internal Revenue Code, qualifying performance-based compensation, including income from stock options and other performance-based awards that are made under shareholder approved plans and that meet certain other requirements, is exempt from the deduction limitation. The Plan has been designed so that the committee in its discretion may grant exempt performance-based awards under the Plan.

Equity Compensation Plan Information

The Table below provides information as of December 31, 2014, prior to the proposed amendments of the Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance (1)
Equity compensation plans approved by security holders	1,860,693	$40.67	3,228,747
Equity compensation plans not approved by security holders	-- _________	-- __________	-- __________
Total	1,860,693	$40.67	3,228,747

(1)
In addition to stock options, the Arrow Electronics, Inc. 2004 Omnibus Incentive Plan provides for the granting of SARs, restricted stock, restricted stock units, performance shares and performance units.

The amounts in the above Table do not reflect the 5,600,000 shares that are proposed for approval by the shareholders under Proposal 3 or grants and awards made between December 31, 2014 and the date of this proxy. After giving effect to all grants through February 17, 2015, a total of 1,850,931 shares remain available for future issuance under the Plan.

The Plan is intended to offer the variety of incentive and compensation tools to the compensation committee that it requires to achieve the strategic objectives discussed under the heading “Compensation Discussion and Analysis,” below. In order to effectively utilize those tools and programs over the years to come, the committee must be able to issue additional shares under the Plan.

Accordingly, the Board recommends that the shareholders approve Proposal 3 regarding the Arrow Electronics, Inc. 2004 Omnibus Incentive Plan.

The affirmative vote of the majority of the shares of Arrow common stock voting on this proposal are required for the re-approval and adoption of the amendments to the Plan, so long as the total number of shares voted represent the majority of the shares of Arrow common stock outstanding.

If a shareholder holds shares in “street name” through a broker or other nominee, the broker or nominee is not permitted to exercise voting discretion with respect to this proposal. For this reason, if a shareholder does not give its broker or nominee specific instructions, the shareholder’s shares will not be voted on this proposal and will not have an effect on this proposal. In addition, abstentions will not have an effect on this proposal.
PROPOSAL 4: ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Board of Directors has decided that the Company will hold an advisory “say-on-pay” vote each year in connection with its Annual Meeting, until the next vote on the frequency of shareholder votes on the compensation of the Named Executive Officers or until the Board of Directors otherwise determines that a different frequency for such advisory votes is in the best interests of the shareholders. The next required advisory vote on the frequency will occur no later than 2017.
Shareholders have an opportunity to cast an advisory vote on compensation of the Named Executive Officers. This proposal, commonly known as “say-on-pay,” gives shareholders the opportunity to approve, reject, or abstain from voting with respect to our executive compensation programs and policies and the compensation paid to the Named Executive Officers.
The Company is requesting shareholder approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement. Proposal 4 requires the affirmative vote of a majority of votes cast at the Annual Meeting. For purposes of determining the number of votes cast with respect to this Proposal 4, only those votes cast “FOR” or “AGAINST” are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the Annual Meeting. As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, this is an advisory vote, which means that this proposal is not binding on the Company. The Compensation Committee, however, values the opinions expressed by our shareholders and will carefully consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.
The Company asks that you review in detail the disclosure contained in this Proxy Statement regarding compensation of the Company’s Named Executive Officers (including the Company’s Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany such compensation tables) and indicate your support for the compensation of the Company’s Named Executive Officers that is described in this Proxy Statement.
The Board recommends that the shareholders vote “FOR” the approval of the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K (including in the Compensation Discussion and Analysis section, or CD&A, compensation tables and accompanying narrative disclosures).
Based on the foregoing, and as a matter of good corporate governance, the Board is asking shareholders to approve the following advisory resolution at the 2015 Annual Meeting:
“RESOLVED that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes, and narrative in the Proxy Statement for the Company’s 2015 Annual Meeting.”

REPORT OF THE COMPENSATION COMMITTEE
The substantive discussion of the material elements of all of the Company’s executive compensation programs and the determinations by the Compensation Committee with respect to compensation and executive performance for 2014 are contained in the Compensation Discussion and Analysis that follows below. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the management representatives responsible for its preparation and the Compensation Committee’s compensation consultants. In reliance on these reviews and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the definitive Proxy Statement on Schedule 14A for Arrow’s 2015 Annual Meeting for filing with the SEC and be incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
John N. Hanson, Chair
Philip K. Asherman
Richard S. Hill
Barry W. Perry

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Introduction
The Company’s philosophy regarding executive compensation is to reward its executives for their contribution to the Company’s performance and shareholder value by tying a significant portion of their total compensation directly to the Company’s short- and long-term performance. The elements of the executives’ total compensation are base salary, annual cash incentive awards, long-term incentive awards, and retirement and other employee benefits. The Company has designed a compensation program pursuant to which a substantial percentage of executive pay is variable, subject to increase when Company performance exceeds targeted levels and reduction when Company performance targets are not achieved.
Say-On-Pay Feedback from Shareholders
In 2014, the Company's Named Executive Officer compensation program for 2013 was submitted to an advisory vote of the shareholders and it received the support of approximately 91% of the total votes cast at the Annual Meeting. Based on the high level of approval received from shareholders and the Compensation Committee's determination that the Company's existing programs were operating properly, the Company made no significant changes to its executive compensation programs in 2014. While the Compensation Committee had already approved the executive compensation program for 2014 by the time of the say-on-pay vote in May 2014, the Compensation Committee has and will continue to carefully consider any shareholder feedback in its executive compensation decisions. The Company will hold a "say-on-pay" vote annually until the next vote on the frequency of shareholder votes on the compensation of the Named Executive Officers or until the Board of Directors otherwise determines that a different frequency for such advisory votes is in the best interests of the shareholders.
Pay-for-Performance
A significant portion of the total compensation of the Named Executive Officers is directly linked to Company performance in the form of incentive awards of cash and equity. The Company believes this provides its executives an opportunity to earn above average compensation if the Company delivers superior results. In fiscal 2014, 80% of the Named Executive Officers’ target compensation was variable and tied to corporate performance, measured by earnings per share (“EPS”), return on invested capital, stock performance, and team goals.
Equity awards. One way the Company links pay and performance is to grant a significant amount of the Named Executive Officers’ compensation in the form of equity awards. In 2014, 59% of the target compensation of the Named Executive Officers was in the form of equity. Each Named Executive Officer receives equity award amounts based on his experience, expertise, and performance.
Annual cash incentive awards. The Company also links a significant portion of the Named Executive Officers’ annual cash incentive compensation to Company performance, measured mainly by EPS and, to a lesser extent, achievement of team goals. This provides the Company with the flexibility of using a variable expense structure, which varies cash incentive compensation based on actual performance against annual expectations. In 2014, 70% of the Named Executive Officers' annual cash incentive compensation was tied to EPS.
Compensation Program Highlights
For fiscal 2014, the Company believes its compensation programs delivered payments commensurate with its performance. Below are the highlights of the executive compensation program:

•
Elements of the Compensation Program. The Company has designed its executive compensation program to be largely performance-based. As further described in the section entitled “Elements of Total Compensation,” the Named Executive Officers’ compensation consists primarily of base salary, short-term cash incentive awards, and long-term equity incentive awards.

◦
Base Salary. In fiscal 2014, Messrs. Long, Reilly, Bryant, Schuck, and Kerins received salary increases of 13.6%, 2.2%, 17.6%, 12.0%, and 23.2% respectively. The increases for Messrs. Long and Reilly were intended to keep their salaries competitive and consistent with the Company’s compensation philosophy. The raises for Messrs. Bryant, Schuck, and Kerins were as a result of promotions.

◦
Annual Cash Incentive Awards. EPS and team goals are the key metrics for the Named Executive Officers’ annual cash incentive awards. For 2014, the Company’s performance with respect to EPS and team goals was 111.0% and 100.0%, respectively, and therefore resulted in the payment of annual cash incentive awards above target levels for the Named Executive Officers.

◦
Long-Term Incentive Plan (“LTIP”). Long-term incentive compensation continues to make up the majority of compensation for each of the Named Executive Officers and is comprised primarily of equity awards which have value that is closely linked to the Company’s EPS growth relative to its peers. In 2014, the Named Executive Officers were awarded long-term incentives in a mixture of 50% performance stock units, 25% restricted stock units, and 25% stock options.

•	Pay and Governance Practices. The Company uses pay practices that are consistent with a pay-for-performance compensation philosophy and follows good governance practices:

◦	The Company does not provide extensive perquisites to executives.

◦
Any benefits accruing as a result of a change in control of the Company (including any equity award acceleration) are double trigger, requiring both a change in control and a qualifying termination of employment. No gross-ups are provided in connection with Section 280G of the Internal Revenue Code.

◦	There are no guaranteed salary increases and the Company has stock ownership guidelines for its Named Executive Officers.

◦
The Company has paid its annual non-equity incentive compensation based on the terms of the incentive plans described in this Compensation Discussion and Analysis, and not solely on a discretionary basis.

◦	The Company analyzes the impact of risk in its compensation program to ascertain that it does not encourage excessive risk-taking on the part of the Company's senior executives.

◦	The Company requires its Named Executive Officers to maintain stock ownership levels that are multiples of each executive's base salary (5X for the Chief Executive Officer and 3X for all others).

◦	The Company established an anti-hedging policy that prohibits all executive officers from engaging in transactions that would reduce the economic risk of holding Company securities.

◦
The Supplemental Executive Retirement Program (“SERP”) covers a very limited number of executives and the formula used to calculate benefits is consistent with market practices. The Company believes that the SERP serves to strengthen the retention features of the executive compensation program.

Overview and Philosophy
As a large global provider of technology solutions operating in a highly competitive market, the Company views its people as critical assets and key drivers of its success. The Company’s executive compensation program, under the direction of the Compensation Committee, is designed to motivate, attract, and retain talented executives who are capable of successfully leading the Company’s complex global operations and creating long-term shareholder value. The program is structured to support Arrow’s strategic goals and reinforce high performance with a clear emphasis on accountability and performance-based pay for achievement of stated goals. Following is a detailed discussion of the Company’s executive compensation program and how it is applied to the Named Executive Officers listed in the Summary Compensation Table of this Proxy Statement.
Executive Compensation Objectives
Arrow’s executive compensation program is designed to:

•	Drive performance in support of the business strategy;

•	Attract and retain strong talent;

•	Vary pay based on Company and individual performance; and

•	Align the interests of executives with those of long-term shareholders.
The use of compensation to drive and reward performance is reflected in Arrow’s emphasis on performance-based compensation, while the importance of alignment with shareholder interests in long-term value creation is reflected in the equity-based components of the total compensation mix. Arrow’s pay-for-performance focus is evident in the substantially greater weight given to performance-based compensation versus fixed compensation.
Total Compensation Process
The Compensation Committee reviews the target total compensation of the Named Executive Officers; including base salaries, target annual cash incentives, target long-term incentives, severance arrangements, and all other benefits and perquisites, to ensure that all of its elements are appropriate based on historical practices, market conditions, competitive benchmarking data, and the furtherance of the Company’s strategic objectives. The Compensation Committee also reviews the historical detail of each executive’s prior year compensation and performance.
The Compensation Committee considers performance reviews prepared by the Chief Executive Officer for his direct reports and conducts its own performance review of the Chief Executive Officer. The Compensation Committee reviews the Company’s performance on the metrics relevant to the execution of its strategy and evaluates the Chief Executive Officer’s performance in light of that execution. For Named Executive Officers other than the Chief Executive Officer, the Compensation Committee’s review includes input provided to the Compensation Committee by the Chief Executive Officer. All decisions regarding Named Executive Officer compensation are ultimately made by the Compensation Committee (subject to ratification by the Board in the case of the Chief Executive Officer's compensation).
Compensation Committee meetings are regularly attended by the Company’s Chief Executive Officer, the General Counsel, the Vice President of Legal Affairs (who also serves as secretary of the meetings), the Senior Vice President of Global Human Resources, and the Chief Financial Officer. Each of the management attendees provides the Compensation Committee with his or her specific expertise and the business and financial context necessary to understand and properly target financial and performance metrics. None of the members of management are present during the Compensation Committee’s deliberations regarding their compensation, but the Company's independent compensation consultant, Pearl Meyer & Partners, participates in those discussions.
Additionally, Pearl Meyer & Partners provides the Compensation Committee with competitive data regarding market compensation levels at the 25th, 50th, and 75th percentiles for total compensation and for each major element of compensation. The Compensation Committee also considers the compensation of other Company executives, levels of responsibility, prior experience, breadth of knowledge, and job performance in reviewing target total compensation levels.
Competitive Benchmarking and Use of Consultants
The Compensation Committee has selected and engaged Pearl Meyer & Partners as its independent compensation consultant to provide the Compensation Committee with expertise on various compensation matters, including competitive practices, market trends, and specific program design. Pearl Meyer & Partners reports directly to the Compensation Committee and does not provide any other services to the Company or its management. The Compensation Committee annually assesses the independence and any potential conflicts of interest of compensation advisors in accordance with applicable law and New York Stock Exchange listing standards. Pearl Meyer & Partners’ services to the Compensation Committee have not raised any conflicts of interests between the Compensation Committee, the Company, and management.
To ensure that executive compensation plans and levels are appropriate and competitive, the Compensation Committee reviews analyses on peer company practices at various times throughout the year. Information on total compensation levels is considered in the context of peer performance analyses in order to effectively link compensation to absolute and relative performance. Through this process, and with input from its independent compensation consultants and management, the Compensation Committee determines appropriate benchmarking targets each year. The Compensation Committee has concluded that generally targeting total direct compensation (the sum of base salary, annual cash incentives, and long-term incentives) at the market 50th percentile is appropriate. For the purpose of Arrow’s annual competitive benchmarking study, market data consists of an equal blending of data from industry/size relevant executive compensation surveys and the Company’s peer group. Pearl Meyer & Partners used several surveys to benchmark pay levels in 2014: 2014 Mercer U.S. Top Executive Survey; 2013/2014 Towers Watson Top Management Survey; and 2014 Pearl Meyer & Partners CHiPs Executive & Senior Management Total Compensation Survey.
The Compensation Committee evaluates the appropriateness of each Named Executive Officer’s compensation as positioned against the market 50th percentile based on factors that include Company and business unit performance, job scope, and individual performance. To the extent the Compensation Committee deems that the compensation level associated with a Named Executive Officer’s position versus the market is not aligned with the relevant factors, the Compensation Committee may choose to modify one or more of the Named Executive Officers' compensation components.
The Compensation Committee, with input from its independent compensation consultant, annually reviews and approves the peer companies used for benchmarking to ensure they continue to meet the Company's objectives. For 2014, the Compensation Committee reviewed analyses of compensation paid by companies in the Company’s peer group from a benchmark study prepared by Pearl Meyer & Partners. At the Compensation Committee’s request, Pearl Meyer & Partners conducted a comprehensive review of the peer group used in 2013, and no changes were made.
The peer group companies reflect a combination of direct and broader industry peers. The companies used for 2014 compensation benchmarking consisted of the following (“Peer Group”):

●	Anixter International Inc.	●	Ingram Micro Inc.
●	Avnet, Inc.	●	Jabil Circuit, Inc.
●	Celestica Inc.	●	Tech Data Corporation
●	Flextronics International Ltd.	●	WESCO International, Inc.
The Compensation Committee also reviews other benchmarking data from time to time. This data can cover a variety of areas such as equity vesting practices, the prevalence of performance metrics among peer companies, types of equity vehicles used by peer companies, severance practices, equity burn rates, and any other market data the Compensation Committee believes it needs to consider when evaluating the Company’s executive compensation program.

Elements of Total Compensation
The following summarizes the compensation elements used to reward, motivate, and retain Arrow’s executives.
Base Salary
To attract the necessary executive talent and maintain a stable executive team, the Compensation Committee generally targets executive officer base salaries for seasoned executives at approximately the 50th percentile paid for comparable jobs at similar companies. The 50th percentile includes data from Arrow’s Peer Group and from compensation surveys used to develop competitive pay data. Decisions regarding base salaries are made annually based on a number of factors, including:

•	Individual performance;

•	Company or business unit performance;

•	Job responsibilities;

•	Relevant benchmarking data; and

•	Internal budget guidelines.
For Named Executive Officers other than the Chief Executive Officer, the Compensation Committee, in consultation with its independent compensation consultant, reviews the base salary recommendations provided by the Chief Executive Officer. The Compensation Committee then makes a final determination of base salaries for the Named Executive Officers. Subject to ratification by the Board, the Chief Executive Officer’s base salary is determined by the Compensation Committee in executive session based on its evaluation of his individual performance, the Company’s performance, and relevant benchmarking data.
The Compensation Committee met in February 2014 to conduct its annual review of base salaries for Arrow’s Named Executive Officers. The Compensation Committee awarded base salary increases to Messrs. Long, Reilly, Bryant, Schuck, and Kerins of 13.6%, 2.2%, 17.6%, 12.0%, and 23.2% respectively. The increases for Messrs. Long and Reilly were intended to keep their salaries competitive and consistent with the Company's compensation philosophy. The raises for Messrs. Bryant, Schuck, and Kerins were as a result of promotions.
Performance-Based Compensation
Annual performance-based cash incentives and equity-based long-term incentives play a significant role in the executives’ overall compensation at Arrow. They are essential to linking pay to performance, aligning compensation with organizational strategies and financial goals, and rewarding executives for the creation of shareholder value. All of the Named Executive Officers participate in each of the programs discussed below.
The following chart reflects the weighted average distribution of the elements of the Named Executive Officers’ target compensation as a group, based on grant date values. The chart shows that, excluding SERP accumulations, 80% of the Company’s Named Executive Officers’ target compensation was performance-based, including 59% delivered in the form of Arrow equity. Tying pay to the Company’s performance reflects the Compensation Committee’s emphasis on “at-risk” compensation and accountability in support of the Company’s strategic goals. The Compensation Committee has weighted the pay components to establish a total compensation package that effectively motivates the Company’s leaders to drive superior performance in a manner that benefits the interests of shareholders but does not encourage excessive risk taking. Each form of performance-based compensation is discussed below.

Named Executive Officers
2014 Target Total Compensation Distribution
Annual Cash Incentives
Arrow’s annual cash incentives are designed to reward individuals for performance against pre-established targets that are set by the Compensation Committee at the beginning of the year. Each of the Company’s Named Executive Officers is assigned an annual cash incentive target. Annual cash incentive targets are established based on market compensation analysis within the context of targeting total direct compensation at the 50th percentile, provided that the annual incentive levels may be higher or lower than the 50th percentile based upon a number of factors, such as company and individual performance.
In order to provide consistency among management levels, the annual cash incentive for each of the Named Executive Officers follows the structure of the Company’s Management Incentive Compensation Plan (“MICP”). The MICP is based on a combination of financial and non-financial goals, which are weighted 70% and 30%, respectively for executives of the Company. Of the 70% financial component, executives will earn 0% of this portion if performance falls below the pre-established threshold and can earn up to 200% of this portion for performance at or above the maximum levels. For 2014, the financial component was comprised of one performance metric, EPS, as defined when establishing the annual metric targets, for all Named Executive Officers. The Compensation Committee selected EPS to reinforce the Company’s overall profit objectives, based on the rationale that EPS is a primary driver of shareholder value.
The Named Executive Officers can also earn between 0% and 200% of the 30% non-financial component of the MICP based on the Compensation Committee’s evaluation of each individual’s performance against his pre-established non-financial goals. The non-financial goals may be strategic or tactical, but all are designed to be specific and measurable and to further the objectives of the Company. For 2014, the non-financial component of the MICP was based on team performance goals.

The 2014 annual cash incentive metrics and results against those metrics for the Named Executive Officers are set forth in the following Table:

ANNUAL CASH INCENTIVE AWARDS
Performance Metric	Performance Range	Achievement Percentage	Weighting	Weighted Achievement %
Arrow Earnings Per Share	$4.07-$6.78**	111.0%	70%	77.70%
Team Performance Goals	0%-200%	100.0%	30%	30.00%
Total	—	—	100%	107.70%

** Achievement of each performance metric at the midpoint of the performance range would result in a payout of 100% of the target opportunity for such metric and all other payments are interpolated based on the applicable performance range. For example, with respect to the EPS metric, if EPS equals $5.42, the resulting payout would be 100% of the target opportunity. Achievement below $4.07 or above $6.78 would result in payouts of 0% or 200% of the target opportunity, respectively, on that performance metric.

For Mr. Long, the Compensation Committee applied the same basic methodology described above, including the same 70% financial component based on the above EPS performance range, and as stated in the Table above he attained 111.0% achievement on his financial goal.  The Compensation Committee tied the 30% non-financial component for Mr. Long's annual cash incentive to individual contributions made relative to the Company's strategic business imperatives. Based on the Compensation Committee's assessment of Mr. Long's successful performance on his non-financial objectives, it awarded him 100.0% on his other individual performance and team goals.  This resulted in a total weighted achievement percentage of 107.7% for Mr. Long and an annual cash incentive of $1,830,900.  The performance goal details under the requirements of Section 162(m) of the Internal Revenue Code are discussed under the heading “Tax and Accounting Considerations.”
Long-Term Incentives
The Company’s LTIP is consistent with current and best practices and designed to promote a balanced focus on driving performance, retaining talent, and aligning the interests of the Company’s executives (including the Named Executive Officers) with those of its shareholders. Under the LTIP structure described below, awards are expressed in dollars and normally granted annually. The program includes a mix of performance stock units, restricted stock units, and stock options. The following is an overview of the long-term incentive program components.

LONG-TERM INCENTIVE PLAN STRUCTURE FOR 2014 GRANTS
Equity-Based Long-Term Instrument	Target Weighting as a % of Long-Term Award	Purpose	Award Terms
Performance Stock Units (“PSUs”)	50%
Rewards for three-year EPS growth relative to eight Arrow peer companies, as adjusted for Arrow’s three-year return on invested capital in excess of weighted average cost of capital

Align long-term interests with those of shareholders

Further supports pay for performance — awards earned are directly related to relative performance

The number of PSUs earned (from 0% to 185% of target number of PSUs granted) is based on the Company’s performance over a three-year period

Vesting is contingent upon the Company achieving 2014 net income, as adjusted, greater than zero

PSUs are paid out in shares of Arrow stock at the end of the three-year vesting term

Restricted Stock Units (“RSUs”)	25%	Align long-term interests with those of shareholders Award value is directly related to the performance of the Company’s stock Aids in the retention of our Named Executive Officers
Generally vest in four equal annual installments beginning on first anniversary of grant. Vesting is contingent upon the Company achieving 2014 net income, as adjusted, greater than zero

RSU’s are paid out in shares of Arrow stock when vested

Stock Options	25%	Rewards for stock price appreciation	Vest in four equal annual installments beginning on first anniversary of grant Exercise price is equal to 100% of closing price on grant date Options expire ten years from grant date

The Compensation Committee makes LTIP award decisions for executives based on input from the Chief Executive Officer (other than for himself), prior grant history, the Compensation Committee’s own assessment of each executive’s contribution, potential contribution, performance during the prior year, peer compensation benchmarking analysis, and the long-term incentive award practices of the Peer Group discussed above. The target LTIP award level is set at the 50th percentile of the benchmark data gathered and adjusted by the Compensation Committee's assessment of each executive based on the elements described above.
The Compensation Committee also evaluates the Chief Executive Officer’s performance in light of the factors discussed above to determine his annual long-term incentive award. That award and those for the other Named Executive Officers for 2014 are set forth below. For more detail, including the expense to the Company associated with each grant, see the Grants of Plan-Based Awards Table.
It is the practice of the Compensation Committee to make annual equity grants at the first regularly scheduled Board meeting of the calendar year. Hiring and promotion grants are made at the next regularly scheduled meeting of the Board that follows such an event, and in instances where retention awards are advisable, grants are made at the appropriate meeting. All stock option grants are made with exercise prices equal to the value of the Company stock on the grant date to ensure participants derive value only as shareholders realize corresponding gains over an extended time period. None of the options granted by the Company, as discussed throughout this Proxy Statement, have been repriced, replaced, or modified in any way since the time of the original grant. The Company’s burn rate of 1.32% of weighted average basic common shares outstanding reflects its active management of equity shares used under its LTIP.

2014 LTIP Awards. The 2014 long-term incentive awards for the Named Executive Officers were granted on February 18, 2014 and are listed in the following Table.

LTIP AWARDS
	Performance Stock Units Awarded	Restricted Stock Units Awarded	Stock Options Awarded
Michael J. Long	44,083	22,042	61,238
Paul J. Reilly	14,106	7,054	19,596
Andrew S. Bryant	9,698	4,850	13,473
Eric Schuck (1)	8,816	13,226	12,248
Sean J. Kerins (1)	5,069	11,013	7,043

(1)
"Restricted Stock Units Awarded" include one-time promotional grant of 8,817 and 8,478 Restricted Stock Units for Messrs. Schuck and Kerins, respectively. These promotional grants cliff-vest four years from grant date and, subject to any rights under the Severance Policy, are forfeited if each such executive resigns prior to the vesting date. The Severance Policy is described below under the section entitled "Agreements and Potential Payouts Upon Termination or Change in Control."

Performance Stock Units (PSUs). The 2014 PSU awards, representing 50% of the total LTIP award value, are tied to Arrow’s three-year EPS growth as compared to the EPS growth of Arrow’s Peer Group and Arrow’s three-year average return on invested capital (“ROIC”) in excess of its three-year weighted average cost of capital (“WACC”). The Compensation Committee chose EPS and ROIC as performance metrics in order to reward participants for successfully balancing profit maximization and the efficient use of capital, both key drivers in creating shareholder value. This is similar to the calculation used during 2010 through 2013. However, for 2014, the Compensation Committee decided that the EPS variable would be weighted at 60%, and the ROIC/WACC variable at 40%. Those weightings are reflected in the matrix below. Provided the Company achieves a net income, as adjusted, of greater than zero, participants may earn up to 185% of their targeted PSUs based on the matrix below, subject to the individual’s continued employment through the applicable vesting date and any rights provided under the Severance Policy and Participation Agreements.

POTENTIAL PSU PAYOUT FOR 2014 GRANT
3-Year ROIC-WACC	2014 PAYOUT AS % OF TARGET
3.0% or more	80%	95%	116%	134%	140%	146%	155%	170%	185%
2.5%	67%	82%	103%	121%	127%	133%	142%	157%	172%
2.0%	53%	68%	89%	107%	113%	119%	128%	143%	158%
1.5%	40%	55%	76%	94%	100%	106%	115%	130%	145%
1.0%	33%	48%	69%	87%	93%	99%	108%	123%	138%
0.5%	27%	42%	63%	81%	87%	93%	102%	117%	132%
Greater than 0.0%	20%	35%	56%	74%	80%	86%	95%	110%	125%
0.0% or less	0%	15%	36%	54%	60%	66%	75%	90%	105%

	9	8	7	6	5	4	3	2	1
	3-Year EPS % Change Ranking vs. Peer Companies

The 2011-2013 PSU awards, which vested in February 2014, were tied to Arrow's three-year EPS growth as compared to the EPS growth of Arrow's Peer Group and adjusted for Arrow's three-year average "ROIC" in excess of its three-year "WACC".

ACTUAL PSU PAYOUT FOR 2012 GRANT
3-Year ROIC-WACC	2010-2013 PAYOUT AS % OF TARGET
3.0% or more	0%	35%	75%	105%	115%	125%	135%	155%	175%
2.0% to 2.9%	0%	30%	70%	100%	110%	120%	130%	150%	170%
0.6% to 1.9%	0%	25%	65%	95%	105%	115%	125%	145%	165%
0.5% to -0.5%	0%	0%	60%	90%	100%	110%	120%	140%	160%
-0.6% to -1.9%	0%	0%	55%	85%	95%	105%	115%	135%	155%
-2.0% to -2.9%	0%	0%	50%	80%	90%	100%	110%	130%	150%
-3.0% or less	0%	0%	45%	75%	85%	95%	105%	125%	145%

	9	8	7	6	5	4	3	2	1
	3-Year EPS % Change Ranking vs. Peer Companies

For the PSUs granted in 2012, the performance period was completed at the end of calendar 2014, with the payout level approved by the Compensation Committee in February 2015 based on the three-year (2012-2014) results. The Company determined that its EPS growth was ranked 4th among the reporting peer companies. The Company's average ROIC exceeded its WACC by greater than 3.0% during the same period. Based on these results, the Compensation Committee approved the PSUs granted in 2012 to vest in February 2014 at 125% of the target levels.
Restricted Stock Units (RSUs). Grants of RSUs represent 25% of the LTIP value for the Named Executive Officers and generally vest in 25% increments on each of the first four anniversaries of the date of grant contingent upon the Company achieving net income, as adjusted, greater than zero and subject to the individual’s continued employment through the applicable vesting date. RSUs are intended to provide the Named Executive Officers with the economic equivalent of a direct ownership interest in the Company during the vesting period and provide the Company with significant retention security regardless of post-grant share price volatility.
Stock Options. Stock option grants also represent 25% of the LTIP value and vest in 25% increments on each of the first four anniversaries of the date of grant, subject to the individual’s continued employment through the applicable vesting date. The Company grants stock options to provide the Named Executive Officers with a strong incentive to drive long-term stock appreciation for the benefit of the Company’s shareholders. Each stock option allows the holder to acquire shares of the Company at a fixed exercise price (Arrow's closing share price on grant date) over a ten-year term, providing value only to the extent that the Company’s share price appreciates during that period.
Retirement Programs and Other Benefits
In keeping with its total compensation philosophy and in light of the need to provide a total compensation and benefit package that is competitive within the industry, the Compensation Committee believes that the retirement and other benefit programs discussed below are critical elements of the compensation package made available to the Company’s Named Executive Officers.

Qualified Plans
The Named Executive Officers participate in the Arrow Electronics Savings Plan (“401(k) Plan”), which is available to all of Arrow's U.S. employees. Company contributions to the 401(k) Plan on behalf of the Named Executive Officers are included under the heading “All Other Compensation” in the Summary Compensation Table and specified under the heading “401(k) Company Contribution” on the All Other Compensation - Detail Table. The Company considers annually a discretionary contribution to the 401(k) Plan, subject to Compensation Committee approval.
Supplemental Executive Retirement Plan
The Company maintains the Arrow Electronics, Inc. SERP, a non-qualified, unfunded retirement plan in which, as of December 31, 2014, all then-current Named Executive Named Officers participated, the details of which are discussed under the heading “SERP” immediately preceding the Pension Benefits Table.
Management Insurance Program
All of the Named Executive Officers participate in Arrow’s Management Insurance Program. In the event of the death of the executive, the Company provides a life insurance benefit (after tax) to the executive’s named beneficiary equal to four times the executive’s annual target cash compensation. The benefit ends with separation of service.
Current death benefits for each executive are set forth in the Potential Payouts Upon Termination Table. Premiums paid by the Company on behalf of each executive are included under the heading “All Other Compensation” in the Summary Compensation Table and specified under the heading “Management Insurance Plan” in the All Other Compensation - Detail Table.

Termination of Employment and Change of Control Agreements
In December 2012, the Company and Compensation Committee created a common policy for severance (the "Severance Policy") and a replacement change in control agreement (the "Change in Control Retention Agreement") for its executives. The Severance Policy, corresponding Participant Agreements, and Change in Control Retention Agreements were approved by the Compensation Committee and became effective as of April 1, 2013 and are described in detail in the section entitled “Agreements and Potential Payments upon Termination or Change in Control.” Previously, the Company entered into employment and change in control agreements with senior management to establish key elements of employment.

Stock Ownership Requirements
The Compensation Committee recognizes the importance of equity ownership by delivering a significant portion of the Named Executive Officers' total compensation in the form of equity. To further align the interests of the Company’s executives with those of shareholders, the Company requires its Named Executive Officers to hold specified amounts of Arrow stock. The Named Executive Officers are required to hold Arrow equity valued at a multiple of three times their base salaries, except the Chief Executive Officer, who must hold five times his base salary. Until specified levels of ownership are achieved, the Named Executive Officers are required to retain an amount equal to 50% of the net shares acquired through vesting of restricted shares/units, performance shares/units, and shares received as a result of the exercise of stock options.
Shares that count toward satisfaction of the stock ownership requirements include:

•	Shares owned directly and indirectly;

•	Shares owned on behalf of the executive under the ESOP;

•	Performance shares/units (after any performance conditions have been satisfied);

•	Unvested restricted shares/units (after any performance conditions have been satisfied); and

•	The “in-the-money” value of vested stock options.

Anti-Hedging Policy
The Compensation Committee has adopted an anti-hedging policy. This policy provides that our directors, executive officers, and certain other employees may not directly or indirectly engage in transactions that would have the effect of reducing the economic risk of holding our securities. The policy prohibits them from engaging in short-term trading, buying or selling put or call options, short sales, or entering into hedging transactions, on the open market with respect to their ownership of Company securities. The policy is reviewed and, if needed, updated by the Compensation Committee each year. The Company’s General Counsel, in certain limited circumstances, may approve in advance specific transactions which would otherwise be prohibited by the policy. A copy of the policy is available at the “Corporate Governance” link in the investor relations section of the Company’s website, www.arrow.com.
Tax and Accounting Considerations
A variety of tax and accounting considerations influence the Compensation Committee’s development and implementation of the Company’s compensation and benefit plans. Among them are Section 162(m) of the Internal Revenue Code, which limits to $1 million the amount of non-performance-based compensation that Arrow may deduct in any calendar year for its Chief Executive Officer and Named Executive Officers other than the Chief Financial Officer. Compensation that meets the regulatory definition of “performance-based” is not subject to this limit.
The Company’s incentive awards described above that were awarded to the Named Executive Officers are generally designed to meet these requirements so that Arrow can continue to deduct the related expenses. As required, shareholders have approved the basis for performance goals for awards made to Named Executive Officers, and such performance goals are subject to re-approval as part of Proposal 3 above.

•
The annual cash incentive plan included a maximum award based on a formula approved by the Compensation Committee to comply with the requirements of Section 162(m) of the Internal Revenue Code. The formula is based on a net income above a pre-established target level and sales divided by net working capital. Once this maximum annual cash incentive amount is determined, the Compensation Committee may exercise negative discretion to reduce the amounts to be paid to Named Executive Officers otherwise determined pursuant to the methodology described above.

•
PSUs awarded to the Named Executive Officers were subject to performance criteria that required that the Company achieve an annual net income, as adjusted, greater than zero, in which case an award of up to 185% may be approved by the Compensation Committee. The Committee may then exercise negative discretion to reduce the amount of the award. In so doing, the Committee considers the Company's three-year EPS growth as compared to the EPS growth of Arrow’s Peer Group and Arrow’s three-year ROIC in excess of its three-year WACC.

•
RSUs awarded to the Named Executive Officers were subject to performance criteria that required that the Company achieve an annual net income, as adjusted, greater than zero (in the grant year) or the award would be canceled.

•
Stock Options awarded to the Named Executive Officers were granted with an exercise price equal to the closing market price of the Company's common stock on the grant date, such that all value realized by the Named Executive Officers upon exercise would be based on share appreciation following the date of grant.

The Compensation Committee’s policy, in general, is to maximize the tax deductibility of compensation paid to executive officers under Section 162(m) of the Internal Revenue Code. The Compensation Committee recognizes, however, that in order to effectively support corporate goals, not all amounts may qualify for deductibility. All compensation decisions for executive officers are made with full consideration of the implications of Section 162(m) of the Internal Revenue Code.

As discussed below in the section entitled "Agreements and Potential Payments upon Termination or Change in Control," the Company's relevant agreements and policies contain provisions as appropriate in order to avoid penalties to executives under Section 409A of the Internal Revenue Code. The Company provides no tax gross-ups in connection with Sections 280G and 4999 of the Internal Revenue Code in the event of a change in control of the Company.
Compensation Practices and Risk
At the Compensation Committee’s request, in 2014 Pearl Meyer & Partners conducted an assessment of risks associated with the Company’s annual cash incentive and long-term equity incentive programs, the results of which were discussed by the Compensation Committee in its meeting in July 2014. The Compensation Committee concluded that the overall design of the Company’s compensation programs maintained an appropriate level of risk. Pearl Meyer & Partners did not suggest any plan design changes to further mitigate risk exposure.
COMPENSATION OF THE NAMED EXECUTIVE OFFICERS
Summary Compensation Table
The following Table provides certain summary information concerning the compensation of the Named Executive Officers for 2014, 2013, and 2012.

Summary Compensation Table
	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Stock Option Awards ($)(2)	Non-Equity Incentive Compensation ($)(3)	Change in Pension Value & NQDC Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Michael J. Long Chief Executive Officer	2014	1,150,000	—	3,749,949	1,250,014	1,830,900	3,377,635	48,764	11,407,262
	2013	1,010,200	—	4,099,976	1,200,011	1,380,990	2,090,970	47,610	9,829,757
	2012	1,000,000	—	2,850,007	950,002	1,200,000	2,783,675	47,862	8,831,546
Paul J. Reilly Executive Vice President, Finance & Operations & Chief Financial Officer	2014	700,000	—	1,199,984	400,001	726,975	1,585,427	33,122	4,645,509
	2013	685,200	—	1,200,003	400,009	717,053	1,242,133	26,850	4,271,248
	2012	650,000	—	1,200,003	400,004	593,580	1,367,989	34,603	4,246,179
Andrew S. Bryant Senior Vice President & Chief Operating Officer, Arrow Global Components and Global Enterprise Computing Solutions	2014	559,526	—	825,017	275,016	507,102	691,456	35,031	2,893,148
	2013	510,200	—	787,521	262,515	467,412	438,598	28,684	2,494,930
	2012	460,000	—	712,502	237,500	365,280	402,265	37,005	2,214,552
Eric Schuck President, Arrow Global Components	2014	500,000	—	1,250,002	250,011	430,800	30,941	69,258	2,531,012
Sean J. Kerins President, Arrow Global Enterprise Computing Solutions	2014	481,511	—	931,255	143,764	358,487	—	17,763	1,932,780

(1)
Amounts shown under the heading “Stock Awards” reflect the grant date fair values of such awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For stock awards that are subject to performance conditions, such awards are computed based upon the probable outcome of the performance conditions as of the grant date. Assuming the maximum performance is achieved for stock awards that are subject to performance conditions, amounts shown under this heading for Messrs. Long, Reilly, Bryant, Shuck, and Kerins would be $5,874,904, $1,879,942, $1,292,495, $1,674,964, and $1,156,354 respectively for 2014; for Messrs. Long, Reilly, and Bryant $5,899,951, $1,799,995, and $1,181,260, respectively, for 2013, and $4,274,991, $1,799,995, and $1,068,733, respectively for 2012. For 2013, Mr. Long's stock awards includes a one-time retention grant valued at $500,000 (12,031 Restricted Stock Units) that vests in its entirety three years from the grant date and is forfeited if Mr. Long retires or resigns prior to such vesting date. For 2014, Messrs. Schuck's and Kerins' stock awards include for each of them a one-time promotional grant of Restricted Stock Units valued at $500,000 (8,817 and 8,478 Restricted Stock Units respectively) that vests in its entirety four years from the grant date and is forfeited if Messrs. Schuck or Kerins, respectively, resigns prior to such vesting date.

(2)
Amounts shown under the heading “Stock Option Awards” reflect the grant date fair values for stock option awards calculated using the Black-Scholes option pricing model based on assumptions set forth in Note 12 to the Company’s Consolidated Financial Statements in its Annual Report on Form 10-K for the year ended December 31, 2014.

(3)	The amounts shown under “Non-Equity Incentive Compensation” are the actual amounts paid for both the financial and non-financial goals related to the Named Executive Officer’s MICP awards.

(4)
Except with respect to Mr. Schuck, the amounts shown under the heading “Change in Pension Value & NQDC Earnings” reflect the year-to-year change in the present value of each Named Executive Officer's actuarially determined accumulated pension plan benefit as discussed below under the heading “SERP.” There were two changes in plan assumptions as of December 31, 2014, which have had a material effect on SERP accumulations for certain Named Executive Officers. First, the mortality table was changed to the new RP2014 mortality table published by the Society of Actuaries in October 2014. This table reflects longer life expectancies. Second, the discount rate was reduced from 4.5% to 4.0% as of December 31, 2014. Both changes increased the accumulated value of SERP benefits for Messrs. Long, Reilly, and Bryant. For Mr. Schuck, the balance shown represents earnings on his deferred compensation account.

(5)	See the All Other Compensation — Detail Table below.
All Other Compensation — Detail
This Table sets forth each of the elements comprising each Named Executive Officer’s 2014 “All Other Compensation” from the Summary Compensation Table, above.

All Other Compensation
	Perquisites
Name	Management Insurance Plan ($)	Other ($)(1)	401(k) Company Contribution ($)(2)	Total ($)
Michael J. Long	32,780	4,359	11,625	48,764
Paul J. Reilly	14,630	6,867	11,625	33,122
Andrew S. Bryant	15,984	9,122	9,925	35,031
Eric Schuck	45,000	16,458	7,800	69,258
Sean J. Kerins	—	6,138	11,625	17,763

(1)     For Mr, Schuck, “Other” includes: costs of $6,535 paid by the company for Mr. Schuck’s wife to accompany him to a company related sporting event; $6,115 for relocation expenses after netting out expatriate credits; and $2,939 for an annual medical physical.
(2) Includes a discretionary 401(k) contribution of $3,825 per Executive except for Mr. Schuck.

Certain of the Named Executive Officers have been accompanied by family members during business travel on aircraft (of which the Company owns fractional shares) at no incremental cost to the Company.

Grants of Plan-Based Awards
The following Table provides information regarding the 2014 annual cash incentives and awards of performance share units, restricted stock units and stock options in 2014.

Grants of Plan-Based Awards
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael J. Long	2014	425,000	1,700,000	3,400,000	—	—	—	—	—	—	—
	2/18/2014	—	—	—	6,612	44,083	81,554	—	—	56.71	2,499,947
	2/18/2014	—	—	—	—	—	—	22,042	—	56.71	1,250,002
	2/18/2014	—	—	—	—	—	—	—	61,238	56.71	1,250,014
Paul J. Reilly	2014	168,750	675,000	1,350,000	—	—	—	—	—	—	—
	2/18/2014	—	—	—	2,116	14,106	26,096	—	—	56.71	799,951
	2/18/2014	—	—	—	—	—	—	7,054	—	56.71	400,032
	2/18/2014	—	—	—	—	—	—	—	19,596	56.71	400,001
Andrew S. Bryant	2014	117,712	470,847	941,694	—	—	—	—	—	—	—
	2/18/2014	—	—	—	1,455	9,698	17,941	—	—	56.71	549,974
	2/18/2014	—	—	—	—	—	—	4,850	—	56.71	275,044
	2/18/2014	—	—	—	—	—	—	—	13,473	56.71	275,016
Eric Schuck	2014	100,000	400,000	800,000	—	—	—	—	—	—	—
	2/18/2014	—	—	—	1,322	8,816	16,310	—	—	56.71	499,955
	2/18/2014	—	—	—	—	—	—	4,409	—	56.71	250,034
	2/18/2014 (6)	—	—	—	—	—	—	8,817	—	56.71	500,012
	2/18/2014	—	—	—	—	—	—	—	12,248	56.71	250,011
Sean J. Kerins	2014	80,208	320,833	641,666	—	—	—	—	—	—	—
	2/18/2014	—	—	—	760	5,069	9,378	—	—	56.71	287,463
	2/18/2014	—	—	—	—	—	—	2,535	—	56.71	143,760
	7/30/2014 (6)	—	—	—	—	—	—	8,478	—	58.98	500,032
	2/18/2014	—	—	—	—	—	—	—	7,043	56.71	143,764

(1)
These columns indicate the potential payout for both the financial and non-financial goals related to the Named Executive Officer’s MICP awards. The threshold payment begins at the achievement of 25% of the targeted goal, the target amount at achievement of 100% of the goal, and payment carries forward to a maximum payout of 200% of the target amount. The actual amounts paid to each of the Named Executive Officers under this plan for each year are included under the heading “Non-Equity Incentive Compensation” on the Summary Compensation Table.

(2)
These columns indicate the potential number of units which will be earned based upon each of the Named Executive Officer’s PSU awards granted in 2014. Assuming a payout of greater than zero units, the threshold unit payout begins at 15% of the target number of units up to a maximum payout of 185% of the target number of units. The grant amount is equal to the Target.

(3)	This column reflects the number of restricted stock units granted in 2014.

(4)	This column and the one that follows reflect the number of stock options granted in 2014 and their exercise price.

(5)
Grant date fair values for restricted stock and performance units reflect the number of shares awarded (at target for the performance units) multiplied by the grant date closing market price of Arrow common stock. Grant date fair values for stock option awards are calculated using the Black-Scholes option pricing model based on assumptions set forth in Note 12 to the Company’s Consolidated Financial Statements in its Annual Report on Form 10-K for the year ended December 31, 2014.

(6)	Includes one-time special grant of RSUs with a value of $500,000 that cliff-vests after 4 years.

Outstanding Equity Awards at Fiscal Year-End
The Outstanding Equity Table shows: (i) the number of outstanding stock option awards that are vested and unvested as of December 31, 2014 ; (ii) the exercise price and expiration date of these options; (iii) the aggregate number and value as of December 31, 2014 of all unvested restricted stock or units; and (iv) the aggregate number and value as of December 31, 2014 of all performance shares or units granted under a performance plan whose performance period has not yet been completed.
The values ascribed to the awards in the Table below may or may not be realized by their recipients, depending on share prices at the time of vesting or exercise and the achievement of the metrics upon which the performance awards depend. Each amount in this Table is based on the closing market price of the Company’s common stock on December 31, 2014, which was $57.89. For each Named Executive Officer, the fair value of stock awards and stock option awards at the date of grant, based upon the probable outcome of performance conditions, if applicable, is included in the Summary Compensation Table above. For additional information regarding the impact of a change in control of the Company on equity awards, see the section below entitled “Non-Qualified Stock Option, Restricted Stock Unit, and Performance Stock Unit Award Agreements.”

Outstanding Equity Awards at Fiscal Year-End
Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options – Exercisable (#)	Number of Securities Underlying Unexercised Options – Unexercisable (#)	Option Exercise Price ($)(1)	Option Expiration Date (1)	Stock Award Grant Date	Number of Shares or Units of Stock Held That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock Held that Have Not Yet Vested ($)(2)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)(3)	Vesting Dates (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)(3)
Michael J. Long	20,000	—	35.59	2/27/2016	—	—	—	—	—	—
	30,000	—	38.29	2/28/2017	—	—	—	—	—	—
	34,100	—	32.61	3/1/2018	—	—	—	—	—	—
	39,474	13,158	38.69	2/24/2021	2/24/2011	5,008	289,913	—	2/24/2015	—
	31,212	31,212	40.15	2/19/2022	2/21/2012	11,831	684,897	—	(a)	—
	18,953	56,856	41.56	2/17/2023	2/19/2013	21,655	1,253,608	—	(b)	—
	—	61,238	56.71	2/17/2024	2/18/2014	22,042	1,276,011	—	(c)	—
	—	—	—	—	2/19/2013	12,031	696,475	—	2/19/2016	—
	—	—	—	—	2/21/2012	—	—	47,322	2/21/2015	2,739,471
	—	—	—	—	2/19/2013	—	—	57,747	2/19/2016	3,342,974
	—	—	—	—	2/18/2014	—	—	44,083	2/18/2017	2,551,965
Paul J. Reilly	18,000	—	38.29	2/28/2017	—	—	—	—	—	—
	24,300	—	32.61	3/1/2018	—	—	—	—	—	—
	8,944	—	28.34	2/25/2020	—	—	—	—	—	—
	19,101	6,367	38.69	2/24/2021	2/24/2011	2,424	140,325	—	2/24/2015	—
	13,142	13,142	40.15	2/19/2022	2/21/2012	4,982	288,408	—	(a)	—
	6,318	18,952	41.56	2/17/2023	2/19/2013	7,218	417,850	—	(b)	—
	—	19,596	56.71	2/17/2024	2/18/2014	7,054	408,356	—	(c)	—
	—	—	—	—	2/21/2012	—	—	19,925	2/21/2015	1,153,458
	—	—	—	—	2/19/2013	—	—	19,249	2/19/2016	1,114,325
	—	—	—	—	2/18/2014	—	—	14,106	2/18/2017	816,596

Outstanding Equity Awards at Fiscal Year-End (continued)
Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options – Exercisable (#)	Number of Securities Underlying Unexercised Options – Unexercisable (#)	Option Exercise Price ($)(1)	Option Expiration Date (1)	Stock Award Grant Date	Number of Shares or Units of Stock Held That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock Held that Have Not Yet Vested ($)(2)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)(3)	Vesting Dates (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)(3)
Andrew S. Bryant	—	3,396	38.69	2/24/2021	2/24/2011	1,293	74,852	—	2/24/2015	—
	—	7,803	40.15	2/19/2022	2/21/2012	2,958	171,239	—	(a)	—
	—	12,438	41.56	2/17/2023	2/19/2013	4,737	274,225	—	(b)	—
	—	13,473	56.71	2/17/2024	2/18/2014	4,850	280,767	—	(c)	—
	—	—	—	—	2/21/2012	—	—	11,830	2/21/2015	684,839
	—	—	—	—	2/19/2013	—	—	12,632	2/19/2016	731,266
	—	—	—	—	2/18/2014	—	—	9,698	2/18/2017	561,417
Eric Schuck	3,000	—	35.59	2/27/2016	—	—	—	—	—	—
	3,900	—	38.29	2/28/2017	—	—	—	—	—	—
	2,540	—	32.61	3/1/2018	—	—	—	—	—	—
	2,525	—	16.82	2/26/2019	—	—	—	—	—	—
	3,363	—	28.34	2/25/2020	—	—	—	—	—	—
	2,547	849	38.69	2/24/2021	2/24/2011	324	18,756	—	2/24/2015	—
	3,285	3,286	40.15	2/19/2022	2/21/2012	1,246	72,131	—	(a)	—
	2,172	6,515	41.56	2/17/2023	2/19/2013	2,481	143,625	—	(b)	—
	—	12,248	56.71	2/17/2024	2/18/2014	4,409	255,237	—	(c)	—
	—	—	—	—	2/18/2014	8,816	510,358	—	2/18/2017	—
	—	—	—	—	2/21/2012	—	—	4,981	2/21/2015	288,350
	—	—	—	—	2/19/2013	—	—	6,616	2/19/2016	383,000
	—	—	—	—	2/18/2014	—	—	8,817	2/18/2018	510,416
Sean J. Kerins	7,500	—	37.63	11/29/2017	—	—	—	—	—	—
	4,477	—	16.82	2/26/2019	—	—	—	—	—	—
	3,816	—	28.34	2/25/2020	—	—	—	—	—	—
	3,820	1,274	38.69	2/24/2021	2/24/2011	485	28,077	—	2/24/2015	—
	4,353	4,354	40.15	2/19/2022	2/21/2012	1,651	95,576	—	(a)	—
	2,172	6,515	41.56	2/17/2023	2/19/2013	2,481	143,625	—	(b)	—
	—	7,043	56.71	2/17/2024	2/18/2014	2,535	146,751	—	(c)	—
	—	—	—	—	7/30/2014	8,478	490,791	—	7/30/2018	—
	—	—	—	—	2/21/2012	—	—	6,600	2/21/2015	382,074
	—	—	—	—	2/19/2013	—	—	6,616	2/19/2016	383,000
	—	—	—	—	2/18/2014	—	—	5,069	2/18/2017	293,444

(1)
These columns reflect the exercise price and expiration date, respectively, for all of the stock options under each award. Each option was granted approximately ten years prior to its expiration date. All of the awards were issued under the Company's LTIP. All of the awards vest in four equal amounts on the first, second, third, and fourth anniversaries of the grant date and have an exercise price equal to the closing market price of the Company's common stock on the grant date.

(2)
These columns reflect the number of unvested restricted shares or units held by each Named Executive Officer under each award of restricted shares or units and the dollar value of those shares or units based on the closing market price of the Company’s common stock on December 31, 2014.

(3)
These columns show the number of shares or units of Arrow common stock each Named Executive Officer would receive under each grant of performance shares or units, assuming that the financial targets associated with each award are achieved at 100%, and the dollar value of those shares or units based on the closing market price of the Company’s common stock on December 31, 2014.

(4)
With regard to the Stock Awards, the following describes the vesting dates: (i) those awards designated by “(a)” vest in two equal installments on the third and fourth anniversaries of the grant date; (ii) those awards designated by “(b)” vest in three equal installments on the second, third, and fourth anniversaries of the grant date; and (iii) those awards designated by “(c)” vest in four equal installments on the first, second, third, and fourth anniversaries of the grant date.
Options Exercised and Stock Vested in Last Fiscal Year
The following Table provides information concerning the value realized by each Named Executive Officer upon the exercise of stock options and the vesting of restricted and performance units during 2014.
The value realized on the exercise of stock options shown below is based on the difference between the exercise price per share paid by the executive and the closing market price of the Company's common stock on the exercise date. The value realized on the vesting of restricted and performance units is based on the number of shares vesting and the closing market price of the Company's common stock on the vesting date.

Option Exercised and Stock Vested
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael J. Long
Restricted Units	—	—	24,319	1,362,452
2011 Performance Units — 3 Yr	—	—	48,074	2,693,105
Stock Options	66,779	1,832,169	—	—
Paul J. Reilly
Restricted Units	—	—	10,630	595,269
2011 Performance Units — 3 Yr	—	—	23,261	1,303,081
Stock Options	56,831	1,597,220	—	—
Andrew S. Bryant
Restricted Units	—	—	6,116	342,557
2011 Performance Units — 3 Yr	—	—	12,406	694,984
Stock Options	16,214	315,331	—	—
Eric Schuck
Restricted Units	—	—	2,600	147,892
2011 Performance Units — 3 Yr	—	—	3,101	173,718
Sean J. Kerins
Restricted Units	—	—	3,520	201,574
2011 Performance Units — 3 Yr	—	—	4,651	260,549

SERP
Arrow maintains an unfunded Supplemental Executive Retirement Plan under which the Company will pay pension benefits to certain employees upon retirement. As of December 31, 2014, there were nine then-current executives participating in the SERP. The Board determines who is eligible to participate. Each of the Named Executive Officers participates in the SERP.
The gross SERP benefit is calculated by multiplying 2.5% of final average compensation (salary plus targeted incentive compensation) by the participant’s years of credited service (up to a maximum of 18 years). Final average compensation is the highest average of any three years during the participant’s final five years of service. The gross benefit is reduced by 50% of the Social Security benefit, any ESOP contributions made prior to 2009, and the projected benefit of the Company’s 401(k) Plan matching contributions.
The benefits provided under the SERP are payable as a life annuity with 60 monthly payments guaranteed, commencing at age 60, assuming continued employment through normal retirement. At normal retirement (generally, age 60), Messrs. Long, Reilly, Bryant, Schuck, and Kerins would receive estimated annual SERP payments of $1,203,887, $550,655, $149,496, $116,013, and $135,983, respectively. In addition, each Named Executive Officer is eligible for early retirement in the event that such Named Executive Officer reaches the age of 55 and the combined years of age and service equals at least 72. Messrs. Long and

Reilly are eligible for early retirement. If they elect to retire early under the SERP, they would receive estimated annual payments of $804,271 and $463,230 respectively. Each of the retirement payment amounts described above were calculated as of December 31, 2014 and are subject to certain adjustments, including projected annual payments from the Company's ESOP, the Company's contribution to each Named Executive Officer's 401(k) Plan account, and the assumed Social Security offset, each as applicable.
The years of credited service for each of the Named Executive Officers and the present value of their respective accumulated benefits as of December 31, 2014 are set out on the following Table. None of the Named Executive Officers received any payments under the SERP in or with respect to 2014. The present value calculation assumes each recipient remains employed until normal retirement age (age 60). The remainder of the assumptions underlying the calculation of the present value of the benefits are discussed in Note 13 to the Company’s Consolidated Financial Statements in its Annual Report on Form 10-K for the year ended December 31, 2014.

Pension Benefits
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Michael J. Long	SERP	18.00	14,066,744	—
Paul J. Reilly	SERP	18.00	7,726,985	—
Andrew S. Bryant	SERP	6.67	2,148,091	—
Eric Schuck	SERP	1.00	—	—
Sean J. Kerins	SERP	0.58	—	—

The SERP provides that if a participant is terminated without cause within two years after a change in control of the Company (as defined below under the heading “Change in Control Retention Agreements”), the participant will receive an annual benefit under the SERP upon reaching age 60. The amount of the payment is based on the amount accrued up to the time of the termination. No payments will be made if the participant is not yet age 50 at the time of the termination.
Benefits under the SERP terminate, with no further obligation to the recipient, if the participant becomes involved in any way with an entity which competes with Arrow (except for limited ownership of stock in a publicly-traded company).
Should a participant become disabled before retiring, he or she continues to accrue years of service during such disability and may elect to receive the pension benefit accrued at any time up until the participant reaches age 65.
The present values of the SERP benefits accrued through year-end by the Named Executive Officers in the event of termination, death, disability, or a change in control of the Company are set forth on the Potential Payouts Upon Termination Table.
Deferred Compensation Plans
The Company maintains an Executive Deferred Compensation Plan ("EDCP") in which deferred income as well as investment gains on the deferred amounts are nontaxable to the executive until distributed.
A participating executive may defer up to 80% of salary and 100% of incentive compensation. The participant chooses from a selection of mutual funds and other investments in which the deferred amount is then deemed to be invested. Earnings on the amounts deferred are defined by the returns actually obtained by the “deemed investment” and added to the account. The “deemed investment” is used solely for this purpose and the participant has no ownership interest in it. The deferred compensation and the amount earned are general assets of the Company, and the obligation to distribute the amounts according to the participants’ designation is a general obligation of the Company.
None of the Named Executive Officers participated in the EDCP in 2014. Mr. Schuck participated in the EDCP in the past and, as of December 31, 2014, has a balance of $643,431.

AGREEMENTS AND POTENTIAL PAYOUTS
UPON TERMINATION OR CHANGE IN CONTROL

Termination of Employment and Change of Control Agreements
The Company historically entered into employment agreements and change of control agreements with senior management to establish key elements of employment. Based on the recommendation of the Compensation Committee, in December 2012, the Company and Compensation Committee drafted a common Severance Policy and a replacement “Executive Change in Control Retention Agreement” for its executives. The Severance Policy, corresponding Participant Agreements, and Executive Change in Control Retention Agreements were approved by the Compensation Committee and were effective as of April 1, 2013. They provide aggregate post-termination benefit levels substantially similar to those provided by the prior individual employment and change of control agreements while ensuring consistent terms and conditions for all of the then-current Named Executive Officers. In connection with the foregoing, the Company provided notices to all then-current Named Executive Officers (including Messrs. Long, Reilly, and Bryant) that the Company would not be renewing their employment and change of control agreements. Those notices stated that the employment agreements would terminate on January 1, 2014, and the change of control agreements would terminate on June 1, 2013. In consideration for the then-current Named Executive Officers agreeing to terminate their agreements prior to the dates described above, pursuant to the Participation Agreements, the Company agreed not to modify or amend certain terms of the Severance Policy and will provide severance benefits upon termination for “good reason” at a benefit level similar to that previously provided under such Named Executive Officers’ employment agreements. Messrs. Long, Reilly, and Bryant signed early termination agreements and Participation Agreements.

Messrs. Schuck and Kerins were not parties to the earlier employment and change of control agreements, but participate in the Severance Policy and have signed Change in Control Retention Agreements.

Severance Policy
Under the current Severance Policy, upon an involuntary termination of employment of any of the Named Executive Officers, without “cause,” the Company will pay such Named Executive Officer a pro-rata portion of his MICP with respect to the year of termination plus his base salary and MICP awards (pro-rated as applicable) for a period of 18 months (24 months for the Chief Executive Officer) (in each case, the "Severance Period"). Salary continuation payments would be made in accordance with the Company's customary payroll practices. MICP amounts, if any, would be paid on the date they are normally paid to the Company's then-current executives. Each Named Executive Officer also would receive continuation of health care benefit coverage at the same level of coverage through the Severance Period or equivalent benefits, as determined in the sole reasonable discretion of the Compensation Committee. The Company will also reimburse the Named Executive Officer for the cost of outplacement services up to a maximum of $50,000 ($75,000 for the Chief Executive Officer). The Severance Policy imposes an affirmative duty on each Named Executive Officer to seek substitute employment that is reasonably comparable to such Named Executive Officer's employment with the Company in order to mitigate the severance payments and benefits provided under the Severance Policy. The Severance Policy is subject to change at the discretion of the Compensation Committee.  The Committee has expressed no current intention to make a change.
As a condition to receiving these benefits, the Severance Policy requires the Named Executive Officer to execute a general release of claims and a restrictive covenants agreement in favor of the Company. Under the restrictive covenants agreement, the Named Executive Officer must agree to covenants providing for the confidentiality of the Company's information, non-competition and non-solicitation of the Company's employees and customers for a period equal to the relevant Severance Period.
In the case of termination of the Named Executive Officer's employment without “cause,” his outstanding equity-based awards would continue to vest through the duration of the Severance Period. Equity-based awards that do not vest prior to the end of the Severance Period would be forfeited. Vested stock options would remain exercisable until the earlier of the expiration of the Severance Period or the expiration date as provided in the applicable award agreement. In the case of termination in the event of death or disability of a Named Executive Officer, all of his unvested equity-based awards would vest as of the date of death or disability. Vested stock options would remain exercisable until the expiration date of such stock option, as provided in the applicable award agreement. Also, any shares to which a Named Executive Officer is entitled by reason of a vested performance stock unit would be delivered within thirty days following the date of his death or disability.

Participation Agreements
In connection with the Severance Policy, each Named Executive Officer who consented to the early termination of his employment and change of control agreements was eligible to enter into a Participation Agreement with the Company. Under the Participation Agreement, the Company: (i) is prohibited from modifying or amending certain terms of the Severance Policy as they relate to that Named Executive Officer and (ii) will provide severance benefits upon termination for “good reason” at a benefit level equal to that provided under the Severance Policy upon an involuntary termination of employment without "cause" of such Named Executive Officer. Messrs. Long, Reilly, and Bryant signed Participation Agreements.

Change in Control Retention Agreements
Each of the Named Executive Officers is party to a Change in Control Retention Agreement. The purpose of the Change in Control Retention Agreements is to provide the Named Executive Officers with certain compensation and benefits in the event of an involuntary termination of employment without “cause” or resignation for “good reason,” in either case within 24 months following a “change in control.” If a Named Executive Officer receives benefits under his Change in Control Retention Agreement, he will not receive severance payments under the Severance Policy or his Participation Agreement (if applicable).
Under the Change in Control Retention Agreements, the Named Executive Officers are eligible for compensation and benefits if, within two years following the "change in control date", the Named Executive Officer's employment is terminated without "cause" by the Company or for "good reason" by the executive, each as defined in the Change in Control Retention Agreement. In such event, the terminated Named Executive Officer is entitled to receive a lump sum cash payment in the aggregate of the following amounts: (i) all unpaid base salary, earned vacation and earned but unpaid benefits and awards through the date of termination; (ii) three times (for the Chief Executive Officer) or two times (for all other Named Executive Officers) the sum of (a) the greater of such Named Executive Officer's annual base salary in effect immediately prior to the change in control date or the date of termination and (b) the greater of such Named Executive Officer's target MICP award in effect immediately prior to the change in control date or the date of termination; (iii) a pro rata MICP payment for the calendar year of termination (determined on the basis of actual performance); and (iv) continuation of coverage under the Company's health care plan for a period not to exceed 24 months (36 months for the Chief Executive Officer).
The estimated payments that the Named Executive Officers would receive under their respective Change in Control Retention Agreements are set forth in the Potential Payouts Upon Termination Table. However, the severance payments to the Named Executive Officers pursuant to Change in Control Retention Agreements may be limited in certain circumstances.  Specifically, the Change in Control Retention Agreements provide that if an amount payable to a Named Executive Officer would be treated as an “excess parachute payment,” and would therefore reduce the tax deductibility by the Company and result in an excise tax being imposed on the Named Executive Officer, then the severance payment will be reduced to a level sufficient to avoid these adverse consequences.  However, if the severance payment amount payable to the Named Executive Officer, taking into account the effect of all of the applicable taxes, including the excise tax imposed, would be greater than the amount payable if the amount were reduced as described above, the Named Executive Officer will receive this greater amount, without consideration for the impact this payment may have on the Company's tax deductibility of such payment.

The Change in Control Retention Agreement does not affect the rights and benefits to which Named Executive Officers are entitled under any of the Company's equity compensation plans, which such rights and benefits are governed by the terms and conditions of the relevant plans and award agreements.
Impact of Section 409A of the Internal Revenue Code
Each of the Change in Control Retention Agreements between the Company and the Named Executive Officers has provisions that ensure compliance with Section 409A of the Internal Revenue Code, by deferring any payment due upon termination of employment for up to six months to the extent required by Section 409A of the Internal Revenue Code and adding an interest component to the amount due for the period of deferral (at the then-current six-month Treasury rate).
Potential Payouts Upon Termination
The following Table sets forth the estimated payments and value of benefits that each of the Named Executive Officers would be entitled to receive under his Change in Control Retention Agreement and the Severance Policy, including the Participation Agreements, as applicable, in the event of the termination of his employment under various scenarios, assuming that the termination occurred on December 31, 2014. The amounts represent the entire value of the estimated liability, even if some or all of that value has been disclosed elsewhere in this Proxy Statement. Actual amounts that the Company may pay out and the assumptions used in arriving at such amounts can only be determined at the time of such executive’s termination or the change in control and could differ materially from the amounts set forth below.
None of the Named Executive Officers is entitled to receive any payment at, following, or in connection with the termination of his employment for cause.
In both the Table below and the “Share-Based Award Agreement Terms Related to Post-Employment Scenarios” Table which follows it:

•	Death refers to the death of the executive;

•	Disability refers to the executive becoming permanently and totally disabled during the term of his employment;

•
Termination Without Cause or Resignation for Good Reason means that the executive is asked to leave the Company for some reason other than “cause” (as defined in the Severance Policy) or the executive voluntarily leaves the Company for “good reason” (as defined in the Participation Agreement, if applicable, which generally includes the Company failing to allow the executive to continue in his current or an improved position, or where the executive’s reporting relationship is changed so that he no longer reports to the Chief Executive Officer, and as further defined in each applicable Participation Agreement);

•
Change in Control Termination means the occurrence of both a change in control of the Company and the termination of the executive's employment without cause or his resignation for good reason within two years following the change in control; and

•
Retirement means the executive’s voluntary departure at or after retirement age as defined in one of the Company’s retirement plans (typically age 60). In addition, each executive is eligible for early retirement in the event that such executive reaches the age of 55 and the combined years of age and service equals at least 72. Messrs. Long and Reilly were eligible for early retirement as of December 31, 2014.

Potential Payouts Upon Termination
Name	Benefit	Termination Scenario
		Death ($)	Disability ($)	Termination Without Cause or Resignation for Good Reason ($) (1)	Change in Control Termination ($)	Retirement ($)
Michael J. Long	Severance Payment (2)	—	—	2,300,000	7,659,199	—
	Settlement of MICP Bonus Award	—	—	3,400,000	—	—
	Settlement of Performance Awards	8,634,409	8,634,409	6,082,444	8,634,409	—
	Settlement of Stock Options	1,807,054	1,807,054	1,461,438	1,807,054	—
	Settlement of Restricted Awards (3)	4,200,904	4,200,904	3,145,106	4,200,904	—
	Accrued Vacation Payout	88,462	88,462	88,462	88,462	88,462
	Management Insurance Benefit	11,400,000	—	—	—	—
	Welfare Benefits Continuation	—	5,549	22,506	33,759	—
	SERP	—	15,541,585	—	14,066,744	13,363,552
	Other	—	—	75,000	—	—
	Total	26,130,829	30,277,963	16,574,956	36,490,531	13,452,014
Paul J. Reilly	Severance Payment (2)	—	—	1,050,000	2,750,000	—
	Settlement of MICP Bonus Award	—	—	1,012,500	—	—
	Settlement of Performance Awards	3,084,379	3,084,379	2,267,783	3,084,379	—
	Settlement of Stock Options	687,995	687,995	573,277	687,995	—
	Settlement of Restricted Awards (3)	1,254,939	1,254,939	911,536	1,254,939	—
	Accrued Vacation Payout	53,846	53,846	53,846	53,846	53,846
	Management Insurance Benefit	5,500,000	—	—	—	—
	Welfare Benefits Continuation	—	3,852	11,715	15,620	—
	SERP	—	7,145,559	—	7,726,985	7,498,075
	Other	—	—	50,000	—	—
	Total	10,581,159	12,230,570	5,930,657	15,573,764	7,551,921
Andrew S. Bryant	Severance Payment (2)	—	—	900,000	2,200,000	—
	Settlement of MICP Bonus Award	—	—	750,000	—	—
	Settlement of Performance Awards	1,977,522	1,977,522	1,416,105	1,977,522	—
	Settlement of Stock Options	422,639	422,639	346,986	422,639	—
	Settlement of Restricted Awards (3)	801,082	801,082	569,348	801,082	—
	Accrued Vacation Payout	46,154	46,154	46,154	46,154	—
	Management Insurance Benefit	4,400,000	—	—	—	—
	Welfare Benefits Continuation	—	3,852	11,715	15,620	—
	SERP	—	1,634,398	—	2,148,091	—
	Other	—	—	50,000	—	—
	Total	7,647,397	4,885,647	4,090,308	7,611,108	—
Eric Schuck	Severance Payment (2)	—	—	750,000	1,800,000	—
	Settlement of MICP Bonus Award	—	—	600,000	—	—
	Settlement of Performance Awards	1,181,709	1,181,709	671,350	1,181,709	—
	Settlement of Stock Options	195,437	195,437	152,758	195,437	—
	Settlement of Restricted Awards (3)	1,000,166	1,000,166	314,285	1,000,166	—
	Accrued Vacation Payout	38,462	38,462	38,462	38,462	—
	Management Insurance Benefit	3,600,000	—	—	—	—
	Welfare Benefits Continuation	—	5,549	16,880	22,506	—
	SERP	—	981,741	—	—	—
	Other	—	—	50,000	—	—
	Total	6,015,774	3,403,064	2,593,735	4,238,280	—

Potential Payouts Upon Termination (continued)
Name	Benefit	Termination Scenario
		Death ($)	Disability ($)	Termination Without Cause or Resignation for Good Reason ($) (1)	Change in Control Termination ($)	Retirement ($)
Sean J. Kerins	Severance Payment (2)	—	—	750,000	1,003,560	—
	Settlement of MICP Bonus Award	—	—	525,000	—	—
	Settlement of Performance Awards	1,058,519	1,058,519	765,074	1,058,519	—
	Settlement of Stock Options	216,401	216,401	176,794	216,401	—
	Settlement of Restricted Awards (3)	904,821	904,821	292,808	904,821	—
	Accrued Vacation Payout	38,462	38,462	38,462	38,462	—
	Management Insurance Benefit	3,400,000	—	—	—	—
	Welfare Benefits Continuation	—	2,013	6,122	8,162	—
	SERP	—	1,162,073	—	—	—
	Other	—	—	50,000	—	—
	Total	5,618,203	3,382,289	2,604,260	3,229,925	—

(1)
Of the Named Executive Officers, only Messrs. Long, Reilly, and Bryant are eligible to receive payments if they resign for "Good Reason." The numbers reflected for Messrs. Schuck and Kerins only apply in cases of Termination Without Cause.

(2)
The Severance Payment amounts under the “Change in Control Termination” column reflect the anticipated payment that the Named Executive Officers would receive under their respective Change in Control Retention Agreements.

(3)
The category “Settlement of Restricted Awards” includes restricted award grants made to the Named Executive Officers that were subject to performance criteria that required the Company achieve a net income, as adjusted, greater than zero or they would be canceled.

Narrative Explanation of the Calculation of Amounts
Had the death, disability, retirement (except with respect to restricted stock unit grants in the amount of $500,000 provided to Mr. Long in 2013), or a change in control termination of any of the Named Executive Officers occurred, all restricted awards, options, and performance awards would have fully vested. The options would remain exercisable for the remainder of their original term.
Had a termination by the Company without cause or, in the cases of Messrs. Long, Reilly, and Bryant, resignation of the executive for good reason occurred, performance, restricted, and option awards would have vested immediately.
None of the Named Executive Officers would have received severance or MICP payments in the event of death, disability, or retirement. Had a termination of any of the Named Executive Officers by the Company without cause or, with respect to Messrs. Long, Reilly or Bryant, resignation by the executive for "good reason" occurred, the executive would have received his base salary and MICP awards (pro-rated as applicable) for a period of 24 months (Chief Executive Officer) or 18 months (for all other Named Executive Officers).
Under the terms of the Change in Control Retention Agreements which took effect during 2013, had a change in control termination occurred, each Named Executive Officer would have received a lump sum cash payment in the aggregate of the following amounts: (i) all unpaid base salary, earned vacation and earned but unpaid benefits and awards through the date of termination; (ii) three times (for the Chief Executive Officer) or two times (for all other Named Executive Officers) the sum of (a) the greater of such Named Executive Officer's annual base salary in effect immediately prior to the change in control date or the date of termination and (b) the greater of such Named Executive Officer's target MICP award in effect immediately prior to the change in control date or the date of termination; (iii) a pro rata MICP payment for the calendar year of termination (determined on the basis of actual performance) and (iv) continuation of coverage under the Company's health care plan for a period not to exceed 24 months (36 months for the Chief Executive Officer).
Performance awards and restricted awards are valued at the closing market price on December 31, 2014. In-the-money stock options are valued based on the difference between the exercise price of the in-the-money options and the closing market price of the Company's common stock on December 31, 2014.
Non-Qualified Stock Option, Restricted Stock Unit, and Performance Stock Unit Award Agreements
The various share and share-based awards made to the Named Executive Officers are evidenced by written agreements each of which contains provisions addressing alternative termination scenarios. The provisions applicable to Named Executive Officers are summarized in the following Table for grants in 2014.

Share-based Award Agreement Terms Related to Post-Employment Scenarios
Termination Scenario
Award Type	Voluntary Resignation	Death or Disability	Termination Without Cause or Resignation for Good Reason (1)	Involuntary Termination for Cause	Involuntary Termination without cause within Two Years following a Change in Control	Retirement at Normal Retirement Age
Stock Options	Unvested options are forfeited. Vested options remain exercisable for 90 days following termination.	All options vest immediately and remain exercisable until original expiration date (ten years from grant date).
Options with vesting dates falling within the severance period (as described in the Severance Policy) will vest, contingent upon satisfaction of performance criteria, if applicable, but subject to forfeiture in the event of non-compete violation. All vested options remain exercisable until the earlier of the expiration of the severance period or the applicable stock option award.
				Vested and unvested options are forfeited.	All options vest immediately, entire award exercisable until original expiration date (ten years from grant date).
Unvested options continue to vest on schedule. Options remain exercisable for the lesser of 7 years from grant date or the remaining term of the option. All options are subject to forfeiture in the event of non-compete violation.

Restricted Awards	Unvested awards are forfeited.	Unvested awards vest immediately.
Awards with vesting dates falling within the severance period (as described in the Severance Policy) will vest, contingent upon satisfaction of performance criteria, if applicable, but subject to forfeiture in the event of non-compete violation.
				Unvested awards are forfeited.	Unvested awards vest immediately.	Vesting continues on schedule, subject to forfeiture in the event of non-compete violation.
Performance Awards	Unvested awards are forfeited.	If performance cycle has ended, any remaining unvested awards vest immediately. If performance cycle has not ended, the target number of awards vest immediately.
Awards with vesting dates falling within the severance period (as described in the Severance Policy) will vest, contingent upon satisfaction of performance criteria, if applicable, but subject to forfeiture in the event of non-compete violation.
				Unvested awards are forfeited.	If performance cycle has ended, any remaining unvested awards vest immediately. If performance cycle has not ended, the target number of awards vest immediately.	Vesting continues on schedule (based on performance during performance cycle), subject to forfeiture in the event of non-compete violation.

(1) Of the Named Executive Officers, only Messrs. Long, Reilly, and Bryant are eligible for the rights described if they resign for "Good Reason". The rights described in this column only apply to Messrs. Schuck and Kerins if they are terminated without cause.

RELATED PERSONS TRANSACTIONS
The Company has a variety of policies and procedures for the identification and review of related party transactions.
Arrow’s Worldwide Code of Business Conduct and Ethics (the “Code”) prohibits employees, officers, and directors from entering into transactions that present a conflict of interest absent a specific waiver. A conflict of interest arises when an employee’s private interests either conflict or appear to conflict with Arrow’s interest. The Code also requires that any such transaction, which may become known to any employee, officer, or director, be properly reported to the Company. Any conflict of interest disclosed under the Code requires a waiver from senior management. If the conflict of interest involves senior management, a waiver from the Board is required. Any such waiver is disclosed on the Company’s website.
A “related person transaction,” as defined under SEC rules, generally includes any transaction, arrangement, or relationship involving more than $120,000 in which the Company or any of its subsidiaries was, is, or will be a participant and in which a “related person” has a material direct or indirect interest. “Related persons” mean directors and executive officers and their immediate family members, director nominees and shareholders owning more than five percent of the Company’s outstanding stock. Immediate family member means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, or any person (other than a tenant or employee) sharing a household with any such director, nominee, executive officer, or five percent shareholder.
As part of the process related to the financial close of each quarter, the Company distributes a disclosure checklist to management of each operating unit and financial function around the world, which seeks to ensure complete and accurate financial disclosure. One part of the checklist seeks to identify any related party transactions. Any previously undisclosed transaction is initially reviewed by: (i) the Company’s disclosure committee to determine whether the transaction should be disclosed in the Company’s SEC filings; and (ii) by senior management of the Company, including the General Counsel and the Chief Financial Officer, for consideration of the appropriateness of the transaction. If such transaction involves members of senior management, it is elevated to the Board for review. There were no such related party transactions in 2014.
In addition, the Company’s corporate governance guidelines specify the standards for independence of directors. Any related party transaction involving a director requires the review and approval of the Board.
Transactions involving members of senior management or a director require the review and approval of the Board. Further, the Audit Committee reviews and approves all related party transactions required to be disclosed pursuant to SEC Regulation S-K. In the course of its review of related person transactions, the senior management of the Company or the independent directors of the Board will consider all of the relevant facts and circumstances that are available to them, including but not limited to: (i) the benefits to the Company; (ii) in a transaction involving a director, the impact on the director’s independence; (iii) the availability of comparable products or services; (iv) the terms of the transaction; and (v) whether the transaction is proposed to be on terms more favorable to the Company than terms that could have been reached with an unrelated third party.
The Company’s Corporate Law Department, together with the Corporate Controller’s Department, is responsible for monitoring compliance with these policies and procedures.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires Arrow’s directors, executive officers, and persons who own more than ten percent of a registered class of Arrow’s equity securities to file reports of ownership and changes in ownership with the SEC. To facilitate compliance with Section 16(a) by our directors and executive officers, our employees generally prepare these reports on the basis of information obtained from each director and executive officer. To the Company's knowledge, based solely on a review of the reports Arrow filed on behalf of its directors and executive officers, written representations from these persons that no other reports were required, and all Section 16(a) reports provided to the Company, the Company believes that during the fiscal year ended December 31, 2014 all Section 16(a) filings were timely filed with the exception of: (i) one late report on Form 3 for Mr. Schuck which was filed within ten business days of the reportable event rather than ten calendar days; (ii) an amended report on Form 5 for Mr. Bryant to correct the number of common shares held at the end of 2013; (iii) an amended report on Form 4 for Mr. Perry to correct the number of phantom stock units held by the director; (iv) an amended report on Form 4 for Mr. Schuck to correct the aggregate amount of common stock shares held by the reporting individual; (v) an amended report on Form 3 for Mr. Kerins to report the restricted stock units held by the reporting individual, which had been inadvertently omitted from the original filing; and (vi) a late Form 4 filing for Mr. Reilly for shares of common stock sold as a tax offset for shares received. The inaccuracies in the reports on Forms 3, 4, and 5 were due to inadvertent clerical errors and were corrected promptly upon discovery.
AVAILABILITY OF MORE INFORMATION
Arrow’s corporate governance guidelines, the Corporate Governance Committee charter, the Audit Committee charter, the Compensation Committee charter, the Company’s Worldwide Code of Business Conduct and Ethics, and the Finance Code of Ethics can be found at the “Corporate Governance” link on the investor relations section of the Company’s website, www.arrow.com, and are available in print to any shareholder who requests them. The Company's transfer agent and registrar is Wells Fargo Bank N.A. (Wells Fargo Shareowner Services), 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120.
Shareholders and other interested parties who wish to communicate with the Chairman of the Board or any of the non-management members of the Board may do so by submitting such communication to Arrow’s Secretary, Gregory Tarpinian, at Arrow Electronics, Inc., 9201 East Dry Creek Road, Centennial, CO 80112, who will present any such communication to the directors.
MULTIPLE SHAREHOLDERS WITH THE SAME ADDRESS
The Company will deliver promptly upon request a separate copy of the Notice and/or the Proxy Statement and Annual Report to any shareholder at a shared address to which a single copy of these materials were delivered. To receive a separate copy of these materials, you may contact the Company’s Investor Relations Department either by mail at 9201 East Dry Creek Road, Centennial, CO 80112, by telephone at 1-800-579-1639 or by e-mail at investor@arrow.com.
The Company has adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, the Company is delivering only one copy of the Notice and/or the Proxy Statement and Annual Report to multiple shareholders who share the same address and have the same last name, unless the Company received contrary instructions from an affected shareholder. This procedure reduces printing costs, mailing costs, and fees.
If you are a holder of the Company's common stock as of the record date and would like to revoke your householding consent and receive a separate copy of the Notice and/or the Proxy Statement and the Annual Report in the future, please contact Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.
Any shareholders of record sharing the same address and currently receiving multiple copies of the Notice, the Annual Report, and the Proxy Statement, who wish to receive only one copy of these materials per household in the future, may contact the Company's Investors Relations Department at the address, telephone number, or e-mail listed above to participate in the householding program.
A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker, or other holder of record to request information about householding.
SUBMISSION OF SHAREHOLDER PROPOSALS
If a shareholder intends to present a proposal at Arrow’s Annual Meeting to be held in 2016 and seeks to have the proposal included in Arrow’s Proxy Statement relating to that Annual Meeting, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, the proposal must be received by Arrow no later than the close of business on December 9, 2015.

Arrow’s by-laws govern the submission of nominations for director and other business proposals that a shareholder wishes to have considered at Arrow’s Annual Meeting to be held in 2016 which are not included in the Company’s Proxy Statement for that Annual Meeting. Under the by-laws, subject to certain exceptions, nominations for director or other business proposals to be addressed at the Company’s next Annual Meeting may be made by a shareholder entitled to vote who has delivered a notice to the Secretary of Arrow no later than the close of business on March 22, 2016 and not earlier than February 21, 2016. The notice must contain the information required by the by-laws. These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the Proxy Statement under the rules of the SEC.

By Order of the Board of Directors,

Gregory Tarpinian
Secretary

ANNEX A
Arrow Electronics, Inc.
2004 Omnibus Incentive Plan
(as amended through February 17, 2015)
Article 1.    Establishment, Purpose, and Duration
1.1    Establishment. Arrow Electronics, Inc., a New York corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the 2004 Omnibus Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document.
The Plan permits the grant of Cash-Based Awards, Non-Qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Covered Employee Annual Incentive Awards, and Other Stock-Based Awards.
The Plan shall become effective upon shareholder approval (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.
1.2    Purpose of the Plan. The purpose of the Plan is to promote the interests of the Company and its shareholders by strengthening the Company’s ability to attract, motivate, and retain Employees and Directors of the Company upon whose judgment, initiative, and efforts the financial success and growth of the business of the Company largely depend, and to provide an additional incentive for such individuals through stock ownership and other rights that promote and recognize the financial success and growth of the Company and create value for shareholders. This Plan is intended to replace all Prior Plans.
1.3    Duration of the Plan. Unless sooner terminated as provided herein, the Plan shall terminate effective as of February 17, 2025. After the Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions.
Article 2.    Definitions
Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.
2.1    “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

2.2    “Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3.

2.3    “Award” means, individually or collectively, a grant under this Plan of Cash-Based Awards, Non-Qualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Covered Employee Annual Incentive Awards, or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.4    “Award Agreement” means either (i) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (ii) a written statement issued by the Company to a Participant describing the terms and provisions of such Award.

2.5    “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6    “Board” or “Board of Directors” means the Board of Directors of the Company.

2.7    “Cash-Based Award” means an Award granted to a Participant as described in Article 10.

2.8    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

2.9    “Committee” means the compensation committee of the Board or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time and shall serve at the discretion of the Board.

2.10    “Company” means Arrow Electronics, Inc., a New York corporation, and any successor thereto as provided in Article 21 herein.

2.11    “Covered Employee” means a Participant: (a) who is a “covered employee,” as defined in Code Section 162(m) and the regulations promulgated under Code Section 162(m), or any successor statute or (b) who the Committee determines could potentially become a covered employee during the lifetime of an Award.

2.12    “Covered Employee Annual Incentive Award” means an Award granted to a Covered Employee as described in Article 12.

2.13    “Director” means any individual who is a member of the Board of Directors of the Company.

2.14    “Disability” means total and permanent disability as determined by the Committee.

2.15    “Effective Date” has the meaning set forth in Section 1.1.

2.16    “Employee” means any employee of the Company, its Affiliates, and/or Subsidiaries.

2.17    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.18    “Fair Market Value” or “FMV” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share on the New York Stock Exchange (“NYSE”) or other established stock exchange (or exchanges) on the applicable date, the preceding trading days, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Such definition(s) of FMV shall be determined by the Committee at its discretion. If, however, the required accounting standards used to account for equity Awards granted to Participants are substantially modified subsequent to the Effective Date of the Plan such that fair value accounting for such Awards becomes required, the Committee shall have the ability to determine an Award’s FMV based on the relevant facts and circumstances. If Shares are not traded on an established stock exchange, FMV shall be determined by the Committee based on objective criteria.

2.19    “Full Value Award” means an Award other than in the form of an ISO, NQSO, or SAR, and which is settled by the issuance of Shares.

2.20    “Freestanding SAR” means a SAR that is granted independently of any Options, as described in Article 7.

2.21    “Grant Price” means the price established at the time of grant of a SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

2.22    “Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee and that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422, or any successor provision.

2.23    “Insider” shall mean an individual who is, on the relevant date, an officer, Director, or more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.24    “Non-Employee Director” means a Director who is not an Employee.

2.25    “Non-Employee Director Award” means any NQSO, SAR, or Full Value Award granted, whether singly, in combination, or in tandem, to a Participant who is a Non-Employee Director pursuant to such applicable terms, conditions, and limitations as the Board may establish in accordance with this Plan.

2.26    “Non-Qualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.27    “Option” means an Incentive Stock Option or a Non-Qualified Stock Option, as described in Article 6.

2.28    “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.29    “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.

2.30    “Participant” means any eligible person as set forth in Article 5 to whom an Award is granted.

2.31    “Performance-Based Compensation” means compensation under an Award that satisfies the requirements of Section 162(m) of the Code for deductibility of remuneration paid to Covered Employees.

2.32    “Performance Measures” means measures as described in Article 11 on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

2.33    “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.34    “Performance Share” means an Award granted to a Participant, as described in Article 9.

2.35    “Performance Unit” means an Award granted to a Participant, as described in Article 9.

2.36    “Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.37    “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.38    “Plan” means the Arrow Electronics, Inc. 2004 Omnibus Incentive Plan.

2.39    “Plan Year” means the calendar year.

2.40    “Prior Plans” means the Company’s Arrow Electronics, Inc. Stock Option Plan, as amended and restated effective as of February 27, 2002, the Arrow Electronics, Inc. Restricted Stock Plan, as amended and restated effective as of February 27, 2002, the Arrow Electronics, Inc. 2002 Non-Employee Directors Stock Option Plan, and the Non-Employee Directors Deferral Plan.

2.41    “Restricted Stock” means an Award granted to a Participant pursuant to Article 8.

2.42    “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8, except no Shares are actually awarded to the Participant on the date of grant.

2.43    “Share” means a Share of common stock of the Company, $1.00 par value per Share.

2.44    “Stock Appreciation Right” or “SAR” means an Award, designated as a SAR, pursuant to the terms of Article 7 herein.

2.45    “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

2.46    “Tandem SAR” means a SAR that is granted in connection with a related Option pursuant to Article 7 herein, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).

2.47    “Third Party Service Provider” means any consultant, agent, advisor, or independent contractor who renders services to the Company, a Subsidiary, or an Affiliate that (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

Article 3.    Administration
3.1    General. The Committee shall be responsible for administering the Plan, subject to this Article 3 and the other provisions of the Plan. The Committee may employ attorneys, consultants, accountants, agents, and other persons, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested persons. The Committee shall have the authority to bring an action in the name of the Company in any court of competent jurisdiction to enforce, define or defend any action or determination under the Plan.
3.2    Authority of the Committee. Subject to the terms of the Plan, the Committee shall have full and exclusive discretionary power to interpret the terms and the intent of the Plan and any Award Agreement or other agreement or document ancillary to or in connection with the Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering the Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, and, subject to Article 19, adopting modifications and amendments to the Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or its Subsidiaries operate.
3.3    Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company, and/or its Subsidiaries and Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any person to whom it has delegated duties or powers as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may, by resolution, authorize one or more officers of the Company to do any of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; (b) designate Third Party Service Providers to be recipients of Awards; and (c) determine the size of any such Awards. The Committee shall not delegate such responsibilities with respect to Awards granted to an officer who is considered an Insider or Covered Employee. The resolution providing for such delegation shall set forth the total number of Awards such officer(s) may grant; and, the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.
Article 4.    Shares Subject to the Plan and Maximum Awards
4.1    Number of Shares Available for Awards.
a.    Subject to adjustment as provided in Section 4.4 herein, the maximum number of Shares available for issuance to Participants under the Plan (the “Share Authorization”) shall be 19,100,000 Shares. The full amount of the Share Authorization shall be available for issuance to Participants under the Plan during the full term of the Plan until its termination pursuant to Section 1.3.
b.    To the extent that a Share is issued pursuant to the grant or exercise of a Full Value Award, it shall reduce the Share Authorization by 1.69 Shares; and, to the extent that a Share is issued pursuant to the grant or exercise of an Award other than a Full Value Award, it shall reduce the Share Authorization by one (1) Share.
c.    Subject to adjustment as provided in Section 4.4, and subject to the limit set forth in Section 4.1(a) on the number of Shares that may be issued in the aggregate under the Plan, and in order to comply with the requirements of Section 422 of the Code and the regulations thereunder, the maximum number of Shares available for issuance pursuant to ISOs and NQSOs, in each case from and after February 17, 2015, shall be:
(i)    7,450,931 Shares that may be issued pursuant to Awards in the form of ISOs; and
(ii)    7,450,931 Shares that may be issued pursuant to Awards in the form of NQSOs.
d.    Subject to adjustment in Section 4.4 and subject to the limit set forth in Section 4.1(a) on the number of Shares that may be issued in the aggregate under the Plan, the maximum number of shares that may be issued to Non-Employee Directors shall be four hundred thousand (400,000) Shares, and no Non-Employee Director may be granted an award covering more than twenty thousand (20,000) Shares in any Plan Year, except that this annual limit on Non-Employee Director Awards shall be increased to forty thousand (40,000) Shares for any Non-Employee Director serving as Chairman of the Board or as Lead Independent Director; provided, however, that in the Plan Year in which an individual is first appointed or elected to the Board as a Non-Employee Director, such individual may be granted an Award covering no more than an additional forty thousand (40,000) Shares (a “New Non-Employee Director Award”).
e.    Except with respect to a maximum of five percent (5%) of all Shares authorized under the Plan at any time from or after its original adoption, any Full Value Awards, which vest on the basis of the Participant’s employment with or provision of service to the Company, shall not provide for vesting which is any more rapid than annual pro rata vesting over a three (3) year period, and any Full Value Awards which vest upon the attainment of performance goals, shall provide for a performance period of at least twelve (12) months.

4.2     Share Usage.
a.    Shares covered by an Award shall only be counted as used to the extent they are actually issued and delivered to a Participant, or, if permitted by the Committee, a Participant’s designated transferee. Any Shares related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under the Plan. Notwithstanding the foregoing, if the Option Price of any Option granted under the Plan or the tax withholding requirements with respect to any Award granted under the Plan are satisfied by withholding or tendering Shares to the Company (by either actual delivery or by attestation), or if a SAR is exercised, both the number of Shares issued and the Shares withheld or tendered, if any, will be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. The maximum number of Shares available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional Shares or credited as additional Restricted Stock, Restricted Stock Units, Performance Shares, or Stock-Based Awards. The Shares available for issuance under the Plan may be authorized and unissued Shares or treasury Shares.
b.    The Committee shall have the authority to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.
4.3    Annual Award Limits. The following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”) shall apply to grants of Awards under the Plan:
a.    Options: The maximum aggregate number of Shares that may be granted in the form of Options, pursuant to all Awards of such type granted in any one Plan Year to any one Participant shall be five hundred thousand (500,000), plus the amount of the Participant’s unused applicable Annual Award Limit for Options as of the close of the previous Plan Year.
b.    SARs: The maximum number of Shares that may be granted in the form of Stock Appreciation Rights, pursuant to all Awards of such type granted in any one Plan Year to any one Participant shall be five hundred thousand (500,000), plus the amount of the Participant’s unused applicable Annual Award Limit for SARs as of the close of the previous Plan Year.
c.    Restricted Stock or Restricted Stock Units: The maximum aggregate grant with respect to Awards of Restricted Stock or Restricted Stock Units granted in any one Plan Year to any one Participant shall be five hundred thousand (500,000), plus the amount of the Participant’s unused applicable Annual Award Limit for Restricted Stock or Restricted Stock Units as of the close of the previous Plan Year.
d.    Performance Units or Performance Shares: The maximum aggregate Award of Performance Units or Performance Shares that a Participant may receive in any one Plan Year shall be five hundred thousand (500,000) Shares, or equal to the value of five hundred thousand (500,000) Shares determined as of the date of vesting or payout, as applicable, plus the amount of the Participant’s unused applicable Annual Award Limit for Performance Units or Performance Shares as of the close of the previous Plan Year.
e.    Cash-Based Awards: The maximum aggregate amount awarded or credited with respect to Cash-Based Awards to any one Participant in any one Plan Year may not exceed the value of five million dollars ($5,000,000) determined as of the date of vesting or payout, as applicable, plus the amount of the Participant’s unused applicable Annual Award Limit for Cash-Based Awards as of the close of the previous Plan Year.
f.    Covered Employee Annual Incentive Award. The maximum aggregate amount awarded or credited with respect to Covered Employee Annual Incentive Awards to any one Participant in any one Plan year may not exceed the value of five million dollars ($5,000,000) determined as of the date of vesting or payout, as applicable, plus the amount of the Participant’s unused applicable Annual Award Limit for Covered Employee Annual Incentive Awards as of the close of the previous Plan Year.
g.    Other Stock-Based Awards. The maximum aggregate grant with respect to other Stock-Based Awards pursuant to Section 10.2 granted in any one Plan Year to any one Participant shall be five hundred thousand (500,000), plus the amount of the Participant’s unused applicable Annual Award Limit for Other Stock-Based Awards as of the close of the previous Plan Year.

 4.4    Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under the Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.

The Committee shall, as and in the manner it deems necessary or appropriate, make adjustments in the terms of any Awards under the Plan to reflect or related to such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods. The determination of the Committee as to the foregoing adjustments shall be conclusive and binding on Participants under the Plan.

Subject to the provisions of Article 19, without affecting the number of Shares reserved or available hereunder or the number or types of options that may be granted hereunder, the Committee may authorize the issuance or assumption of awards under this Plan in connection with any merger, consolidation, acquisition of property or stock or reorganization upon such terms and conditions as it may deem appropriate; provided, however, that, subject to adjustment as provided above, the maximum amount of Shares with respect to which ISOs, NQSOs and/or other Awards may be granted under this paragraph is as set forth in section 4.1 (c) hereof.
Article 5.    Eligibility and Participation
5.1    Eligibility. Individuals eligible to participate in this Plan include all Employees, Directors, and Third Party Service Providers.
5.2    Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible individuals, those to whom Awards shall be granted and shall determine, in its sole discretion, the nature of, any and all terms permissible by law, and the amount of each Award, except that in the case of Non-Employee Directors, such determinations shall be made by the Board pursuant to Section 13.1.
Article 6.    Stock Options
6.1    Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion; provided that ISOs may be granted only to eligible employees of the Company or of any parent or subsidiary corporation (as permitted by Section 422 of the Code and the regulations thereunder).
6.2    Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of the Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.
6.3    Option Price. The Option Price for each grant of an Option under this Plan shall be as determined by the Committee and shall be specified in the Award Agreement; provided, however, the Option Price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.
6.4    Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, for Options granted to Participants outside the United States, the Committee has the authority to grant Options that have a term greater than ten (10) years.
6.5    Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.
6.6    Payment. Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.
A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price (provided that the Shares that are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price or have been purchased on the open market); (c) by a combination of (a) and (b); or (d) any other method approved or accepted by the Committee in its sole discretion.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).
Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.
6.7    Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.
6.8    Termination of Employment. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or provision of services to the Company, its Affiliates, or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.
6.9    Transferability of Options.
a.    Incentive Stock Options. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant.
b.    Non-Qualified Stock Options. Except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, no NQSO granted under this Article 6 may be sold, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided that the Board or Committee may permit further transferability, on a general or a specific basis, and may impose conditions and limitations on any permitted transferability. Further, except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, or unless the Board or Committee decides to permit further transferability, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant. With respect to those NQSOs, if any, that are permitted to be transferred to another person, references in the Plan to exercise or payment of the Option Price by the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee.
6.10    Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.
6.11    Substituting SARs. In the event the Company no longer uses APB Opinion 25 to account for equity compensation and is required to or elects to expense the cost of Options pursuant to FAS 123 (or a successor standard), the Committee shall have the ability to substitute, without receiving Participant permission, SARs paid only in Stock (or SARs paid in Stock or cash at the Committee’s discretion) for outstanding Options; provided, the terms of the substituted Stock SARs are substantially equivalent to the terms for the Options and the excess of the Fair Market Value of the underlying Shares over the aggregate Grant Price of the SARs is equivalent to the excess of the Fair Market Value of the underlying Shares over the aggregate Option Price of the Options. If this provision creates adverse accounting consequences for the Company, it shall be considered void by the Committee.
Article 7.    Stock Appreciation Rights
7.1    Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs.
Subject to the terms and conditions of the Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.
The Grant Price for each grant of a Freestanding SAR shall be determined by the Committee and shall be specified in the Award Agreement. The Grant Price may be based on one hundred percent (100%) of the FMV of the Shares on the date of grant, set at a premium to the FMV of the Shares on the date of grant, or indexed to the FMV of the Shares on the date of grant, with the index determined by the Committee, in its discretion. The Grant Price of Tandem SARs shall be equal to the Option Price of the related Option.
7.2    SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.
7.3    Term of SAR. The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, for SARs granted to Participants outside the United States, the Committee has the authority to grant SARs that have a term greater than ten (10) years.
7.4    Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.
7.5.    Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.
Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire no later than the expiration of the underlying ISO; (b) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the excess of the Fair Market Value of the Shares subject to the underlying ISO over the aggregate Option Price of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (c) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the aggregate Option Price of the ISO.
7.6    Payment of SAR Amount. Upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:
a.    The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by
b.    The number of Shares with respect to which the SAR is exercised.
At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.
7.7    Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.
7.8    Non-Transferability of SARs. Except as otherwise provided in a Participant’s Award Agreement or otherwise at any time by the Committee, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement or otherwise at any time by the Committee, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant. With respect to those SARs, if any, that are permitted to be transferred to another person, references in the Plan to exercise of the SAR by the Participant or payment of any amount to the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee.
7.9    Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of a SAR granted pursuant to the Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of a SAR for a specified period of time.
Article 8.    Restricted Stock and Restricted Stock Units
8.1     Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the date of grant.
8.2    Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.
8.3    Transferability. Except as provided in this Plan or an Award Agreement, the Shares of Restricted Stock and/or Restricted Stock Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Award Agreement (and in the case of Restricted Stock Units until the date of delivery or other payment), or upon earlier satisfaction of any other conditions, as specified by the Committee, in its sole discretion, and set forth in the Award Agreement or otherwise at any time by the Committee. All rights with respect to the Restricted Stock and/or Restricted Stock Units granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant, except as otherwise provided in an Award Agreement or at any time by the Committee.
8.4    Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units. In the case of Restricted Stock and/or Restricted Stock Units granted to Covered Employees which awards are intended to constitute Performance Based Compensation the applicable performance goal(s) for such Awards shall be selected from those listed in Article 11.
To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.
Except as otherwise provided in this Article 8 or under applicable law, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.
8.5    Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.4, each certificate representing Shares of Restricted Stock granted pursuant to the Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:
The sale or transfer of Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Arrow Electronics, Inc. 2004 Omnibus Incentive Plan, and in the associated Award Agreement. A copy of the Plan and such Award Agreement may be obtained from Arrow Electronics, Inc.
8.6    Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. There shall be no voting rights with respect to any Restricted Stock Units granted hereunder.
8.7    Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Restricted Stock or Restricted Stock Units granted pursuant to the Plan, and may reflect distinctions based on the reasons for termination.
8.8    Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

Article 9.    Performance Units/ Performance Shares
9.1    Grant of Performance Units/ Performance Shares. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.
9.2    Value of Performance Units/ Performance Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/ Performance Shares that will be paid out to the Participant. In the case of Performance Units and or Performance Shares granted to Covered Employees which awards are intended to constitute Performance Based Compensation the applicable performance goal(s) for such Awards shall be selected from those listed in Article 11.
9.3    Earning of Performance Units/ Performance Shares. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/ Performance Shares shall be entitled to receive payout on the value and number of Performance Units/ Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.
9.4    Form and Timing of Payment of Performance Units/ Performance Shares. Payment of earned Performance Units/ Performance Shares shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance Units/ Performance Shares in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Units/ Performance Shares. Payment will be made in accordance with the terms of the Award Agreement. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee and as evidenced in the Award Agreement. The determination of the Committee with respect to the form of payout of such Awards and restrictions shall be set forth in the Award Agreement pertaining to the grant of the Award.
9.5    Dividends and Other Distributions. At the discretion of the Committee, Participants holding Performance Shares may be entitled to receive dividend equivalents with respect to dividends declared with respect to the Shares. Such dividend equivalents may be in the form of cash, Shares, Restricted Stock, or Restricted Stock Units and may be subject to such accrual, forfeiture, or payout restrictions as determined by the Committee in its sole discretion and as evidenced in the Award Agreement. Notwithstanding the foregoing, with respect to Performance Awards granted after May 4, 2010, Participants holding Performance Shares may only be entitled to receive dividend equivalents with respect to the vested portions of Performance Awards.
9.6    Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units and/or Performance Shares following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units or Performance Shares issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.
9.7    Non-Transferability. Except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, Performance Units/ Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, a Participant’s rights under the Plan shall be exercisable during his or her lifetime only by such Participant.
Article 10.    Cash-Based Awards and Other Stock-Based Awards
10.1    Grant of Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine.
10.2    Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.
10.3    Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met. In the case of Cash-Based Awards and/or Other Stock-Based Awards granted to Covered Employees which Awards are intended to constitute Performance Based Compensation the applicable performance goals for such Awards shall be selected from those listed in Article 11.
10.4    Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.
10.5    Termination of Employment. The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards and Other Stock-Based Awards following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an agreement entered into with each Participant, but need not be uniform among all Awards of Cash-Based Awards and Other Stock-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.
10.6    Non-Transferability. Except as otherwise determined by the Committee, neither Cash-Based Awards nor Other Stock-Based Awards may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided by the Committee, a Participant’s rights under the Plan, if exercisable, shall be exercisable during his or her lifetime only by such Participant. With respect to those Cash-Based Awards or Other Stock-Based Awards, if any, that are permitted to be transferred to another person, references in the Plan to exercise or payment of such Awards by or to the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee.
Article 11.    Performance Measures
11.1    Performance Measures. Unless and until the Committee proposes for shareholder vote and the shareholders approve a change in the general Performance Measures set forth in this Article 11, the performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:
a.    net income;
b.    earnings per share;
c.    sales growth;
d.    income before taxes;
e.    net operating profit;
f.    return measures (including, but not limited to, return on assets, capital, equity, or sales);
g.    cash flow (including, but not limited to, operating cash flow and free cash flow);
h.    earnings before, interest, taxes, depreciation, and/or amortization;
i.    operating margins including gross profit, operating expenses and operating income as a percentage of sales;
j.    productivity ratios;
k.    share price (including, but not limited to, growth measures and total shareholder return);
l.    expense targets;
m.    operating efficiency;
n.    customer satisfaction;
o.    working capital targets; and
p.    economic value-added.
Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (j) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 11.
11.2    Evaluation of Performance. The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period:
(a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.
11.3    Adjustment of Performance-Based Compensation. Awards that are designed to qualify as Performance-Based Compensation, and that are held by Covered Employees, may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.
11.4    Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and may base vesting on Performance Measures in addition to or other than those set forth in Section 11.1.
Article 12.    Covered Employee Annual Incentive Award
Notwithstanding any other provision of this Plan to the contrary, for each Plan Year a Covered Employee Annual Incentive Award shall be paid to any Participant who is an executive officer of the Company and, in the Committee’s determination, is likely to be a “covered employee” within the meaning of Section 162(m) of the Code only in accordance with the provisions of this Article. Within the first ninety (90) days of each Plan Year, the Committee shall establish (i) the performance goals, selected from the list of Performance Measures in Section 11.1, that must be achieved in order for a Covered Employee Annual Incentive Award to be paid to any Covered Employee for the Plan Year, and (ii) the amount of each Covered Employee’s Covered Employee Annual Incentive Award that could be paid based on attainment of such performance goals for the Plan Year. As soon as practicable following the end of each Plan Year, the Committee shall certify whether each Covered Employee otherwise satisfied the requirements of this Plan to receive a Covered Employee Annual Incentive Award. Upon the Committee’s certification thereof, the Covered Employee Annual Incentive Awards shall be paid to the Covered Employees or such lesser amounts as the Committee in its discretion shall prescribe taking into account the otherwise applicable provisions of this Plan and the performance of the Company and the Covered Employees during the Plan Year, provided that such action does not preclude the Covered Employee Annual Incentive Award to any Covered Employee from qualifying as performance based compensation under Section 162(m) of the Code. The Committee shall not exercise any discretion in its administration of the Plan that would be inconsistent with the purposes of Section 162(m) of the Code.
Article 13.    Non-Employee Director Awards
13.1    Non-Employee Director Awards. Non-Employee Directors may only be granted Awards under the Plan in accordance with this Article 13 and which shall not be subject to management’s discretion. From time to time, the Board shall set the amount(s) and type(s) of equity awards that shall be granted to all Non-Employee Directors on a periodic, nondiscriminatory basis pursuant to the Plan, as well as any additional amount(s), if any, to be awarded, also on a periodic, nondiscriminatory basis, based on each of the following: the number of committees of the Board on which a Non-Employee Director serves, service of a Non-Employee Director as the chair of a Committee of the Board, service of a Non-Employee Director as Chairman of the Board or service of a Non-Employee Director as Lead Independent Director, or the first selection or appointment of an individual to the Board as a Non-Employee Director. Subject to the limits set forth in Section 4.1(d) and the foregoing, the Board shall grant such Awards to Non-Employee Directors, the Non-Employee Chairman of the Board and the Lead Independent Director, and grant New Non-Employee Director Awards, as it shall from time to time determine.
13.2    Non-Employee Director Deferrals. This Section 13.2 governs Non-Employee Director deferrals of annual retainers earned and vested as of December 31, 2004. In order to comply with Section 409A of the Code, annual retainers for 2005 and later shall be subject to deferral only in accordance with the Arrow Electronics, Inc. Non-

Employee Directors Deferred Stock Unit Plan or Arrow Electronics, Inc. Non-Employee Directors Deferred Compensation Plan (which also permits elective deferrals of Board and Board committee meeting fees).
a.    Mandatory Deferral: Fifty percent (50%) of each payment comprising any annual retainer fees payable by the Company to each Non-Employee Director shall automatically be withheld by the Company and deferred hereunder, except to the extent that the Non-Employee Director has made an Optional Deferral Election in accordance with Section 13.2(b).
b.    Optional Deferral Elections: A Non-Employee Director may submit a written election to the Secretary of the Company not to have the deferral provisions of Section 13.2(a) apply to the Non- Employee Director’s retainer fees or to have a deferral of a percentage other than fifty percent (50%) apply (an “Optional Deferral Election”) as follows:
(i)    Prior to the Effective Date of the Plan, each Non-Employee Director may submit an Optional Deferral Election, which may specify that no portion of the Non-Employee Director’s retainer fees will be deferred under Section 13.2 or that a selected percentage other than fifty percent (50%) of the Non-Employee Director’s retainer fees will be deferred under Section 13.2. Such Optional Deferral Election will be effective unless and until it is revoked in writing.
(ii)    Each Non-Employee Director initially elected after the Effective Date of the Plan may submit an Optional Deferral Election prior to the Non-Employee Director’s receipt of any portion of any retainer fee which may specify that no portion of the Non-Employee Director’s retainer fees will be deferred under Section 13.2 or that a selected percentage other than fifty percent (50%) of the Non-Employee Director’s retainer fees will be deferred under Section 13.2, such Optional Deferral Election will be effective unless and until it is revoked in writing.
(iii)    On an ongoing basis, each Non-Employee Director who has not made a standing Optional Deferral Election may make an Optional Deferral Election requesting the cessation of deferrals from his or her future payments of annual retainer fees or specifying that a selected percentage other than fifty percent (50%) of the Non-Employee Director’s retainer fees will be deferred under Section 13.2. In addition, any Non-Employee Director who has previously made a standing Optional Deferral Election may submit a new Optional Deferral Election, which will supersede the prior Optional Deferral Election. Any such election will take effect as of the commencement of the calendar year following the year in which the election is made and will be honored unless and until it is revoked in writing prior to the commencement of the calendar year in which such revocation is to become effective. However, any amounts deferred prior to the effective date of the new Optional Deferral Election will continue to be deferred under Section 13.2.

c.    Maintenance of Deferred Accounts: A recordkeeping account shall be established and maintained in the name of each Non-Employee Director. Amounts which are deferred hereunder shall be converted into units (“Units”) based on the Fair Market Value of the Company’s common stock, and such Units (including any fractional Units) shall be credited to the Non-Employee Director’s account. The conversion and crediting of deferrals shall occur as of the date that such deferred amounts would otherwise have been payable to the Non- Employee Director. Dividend equivalents earned on the basis of whole Units previously credited to a Non-Employee Director’s account shall be credited to the Non-Employee Director’s account as Units, including fractional Units, on the date any such dividend has been declared to be payable on Shares. Units, excluding fractional Units, shall earn dividend equivalents from the date such Units are credited to a Non-Employee Director’s account until the date such Units are converted into Shares and distributed. Dividend equivalents shall be computed by multiplying the dividend paid per Share during the period Units are credited to a Non-Employee Director’s account times the number of whole Units so credited, but Units shall earn such dividend equivalents only as, if, and when dividends are declared and paid on Shares.
d.    Method of Distribution of Deferrals: No distribution of deferrals may be made except as provided in this Section 13.2(d) or in a deferral agreement between the Company and a Non-employee Director. As of the last business day of the calendar month in which a Non-Employee Director’s service as a director of the Company ceases, each whole Unit then credited to the Non-Employee Director’s deferral account shall be converted into one Share and any fractional Unit shall be converted into cash by multiplying such fraction by the Fair Market Value of a Share as of such date. Such Shares and cash shall be distributed to the Non-Employee Director in a single lump sum, as soon as practicable following such date. At the written request of a Non-Employee Director, the Board of Directors, in its sole discretion, may accelerate payment of amounts deferred hereunder, upon a showing of unforeseeable emergency by such Non-Employee Director. For purposes of this paragraph, “unforeseeable emergency” is defined as severe financial hardship resulting from extraordinary and unanticipated circumstances arising as a result of one or more recent events beyond the control of the Non-Employee Director. In any event, payment may not be made to the extent such emergency is or may be relieved: (1) through reimbursement or compensation by insurance or otherwise; (2) by liquidation of the Non-Employee Director’s assets, to the extent the liquidation of such assets would not, itself, cause severe financial hardship; and (3) by cessation of deferrals under the Plan. Examples of events that are not considered to be unforeseeable emergencies include the need to send a Non-Employee Director’s child to college or the desire to purchase a home.
Article 14.    Dividend Equivalents
Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on Shares that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee; provided, however, that, with respect to Awards granted after May 4, 2010, dividend equivalents may only be credited with respect to the vested portions of Awards. Such dividend equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee.
Dividend equivalents granted with respect to Options or SARs that are intended to be Performance-Based Compensation shall be payable, with respect to pre-exercise periods, regardless of whether such Option or SAR is subsequently exercised.
Article 15.    Beneficiary Designation
Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.
Article 16.    Deferrals
The Committee may permit or, in an Award Agreement, require officers or Non-Employee Directors to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such officers or Non-Employee Directors by virtue of the lapse or waiver of restrictions with respect to Restricted Stock or Restricted Stock Units, or the satisfaction of any requirements or performance goals with respect to Performance Shares, Performance Units, Cash-Based Awards, Covered Employee Annual Incentive Awards, Other Stock-Based Awards, or Cash-Based Awards. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.
Article 17.    Rights of Participants
17.1    Employment. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries, to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his or her employment or service as a Director or Third Party Service Provider for any specified period of time.
Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Articles 3 and 19, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.
17.2    Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.
17.3    Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.
17.4    No Third Party Beneficiaries. This Plan does not confer any right or remedy other than to Participants, the Company, and their respective permitted successors and assigns, and no action may be brought against the Company, the Board, the Committee, or any of the Committee’s delegates by any third party claiming as a third party beneficiary to the Plan or any Award Agreement.
Article 18.    Corporate Events
Unless otherwise set forth in the Award Agreement, upon a dissolution or liquidation of the Company, or a sale of substantially all of the assets of the Company, its Subsidiaries, and its Affiliates and the acquiring entity does not substitute new and equivalent Awards for the outstanding Awards hereunder, or a merger or consolidation in which the surviving corporation does not substitute new and equivalent Awards for the outstanding Awards hereunder, (each a “Corporate Event”) each Participant shall be given at least ten days prior written notice of the occurrence of such Corporate Event, every Award outstanding hereunder shall become fully vested and exercisable, all restrictions on such Awards shall lapse and each Participant may exercise any Award that is in the form of an Option or SAR, in whole or in part, prior to or simultaneously with such Corporate Event. Unless otherwise set froth in the Award Agreement, upon the occurrence of any such Corporate Event, any Option or SAR not exercised pursuant hereto shall terminate. Unless otherwise set forth in the Award Agreement, furthermore, upon the occurrence of a Corporate Event, the Company shall have the option to cancel every outstanding Award hereunder (other than Options and SARs outstanding the cancellation which would be handled by the preceding sentence) and to pay the holder of such Awards the value of those Awards as determined by the Board or Committee in their sole discretion.
Article 19.    Amendment, Modification, Suspension, and Termination
19.1    Amendment, Modification, Suspension, and Termination. Subject to Section 19.3, the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan and any Award Agreement in whole or in part; provided, however, that, without the prior approval of the Company’s shareholders and except as provided in Sections 4.4 and 6.11 hereof, Options issued under the Plan will not be repriced, replaced, or regranted through cancellation, or by lowering the Option Price of a previously granted Option, and no amendment of the Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule, including, but not limited to, the Securities Exchange Act of 1934, as amended, the Internal Revenue Code of 1986, as amended, and, if applicable, the New York Stock Exchange Listed Company Manual.
19.2    Adjustment of Awards Upon the Occurrence of Certain Unusual or Non-recurring Events. The Committee shall, as and in the manner it deems necessary or appropriate, make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual, unforeseen or nonrecurring events (including, without limitation, the events described in Section 4.4 hereof, restructuring charges and income or expenses related to acquisitions and dispositions, tax and litigation settlements, and capital projects not contemplated at the time an Award was made) affecting the Corporation or the financial statements of the Corporation or of changes in applicable laws, regulations, or accounting principles, in order to prevent the unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. The determination of the Committee as to the foregoing adjustments shall be conclusive and binding on Participants under the Plan.
19.3    Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary, no termination, amendment, suspension, or modification of the Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award or any predecessor plans.
Article 20.    Withholding
20.1    Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.
20.2    Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder, the Committee may decide to permit Participants to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. If permitted by the Committee, all Participant elections related to share withholding shall be irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
Article 21.    Successors
All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
Article 22.    General Provisions
22.1    Forfeiture Events.
a.    The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, termination of the Participant’s provision of services to the Company, Affiliate, and/or Subsidiary, violation of material Company,

Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.
b.    If Section 304 of the Sarbanes-Oxley Act of 2002 applies to any Award or payment in settlement of any Award, the Participant shall and hereby agrees to reimburse the Company for any such amounts or Awards as provided by Section 304 of the Sarbanes-Oxley Act of 2002.
22.2    Legend. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.
22.3    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.
22.4    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
22.5    Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
22.6    Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:
a.    Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and
b.    Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.
22.7    Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
22.8    Investment Representations. The Committee may require any person receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the person is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.
22.9    Employees, Directors, Third Party Service Providers, and Participants Based Outside of the United States. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees, Directors, Third Party Service Providers, or Participants, the Committee, in its sole discretion, shall have the power and authority to:
a.    Determine which Affiliates and Subsidiaries shall be covered by the Plan;
b.    Determine which Employees, Directors, Third Party Service Providers, or Participants outside the United States are eligible to participate in the Plan;
c.    Modify the terms and conditions of any Award granted to Employees, Directors, Third Party Service Providers, or Participants outside the United States to comply with applicable foreign laws;
d.    Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 22.9 by the Committee shall be attached to this Plan document as appendices; and
e.    Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.
Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.
22.10    Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a uncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.
22.11    Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries, and/or Affiliates may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other person. To the extent that any person acquires a right to receive payments from the Company, and/or its

Subsidiaries, and/or Affiliates under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not subject to ERISA.
22.12    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.
22.13    Retirement and Welfare Plans. Neither Awards made under the Plan nor Shares or cash paid pursuant to such Awards, except pursuant to Covered Employee Annual Incentive Awards, will be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a participant’s benefit.
22.14    Nonexclusivity of the Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.
22.15    No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.
22.16    Right of First Refusal. Unless otherwise set forth in the Award Agreement, shares acquired under the Plan by a Participant may not be sold or otherwise disposed of in any way (including a transfer or gift or by reason of the death of the Participant) until the Participant (or his legal representative, legatee or distributee of his or her estate) first offers to sell the Shares to the Company as herein provided. The price per Share at which the Shares shall be offered to the Company shall be the closing price per Share reported on the Consolidated Tape (as such price is reported in the Wall Street Journal or if such publication is unavailable then Reuters) on the date the Participant’s offer is received by the Secretary of the Company. If the Company fails to accept the offer to purchase such Shares within seven days after such date, the Shares shall thereafter be free of all restrictions under the Plan.
22.17    Ratification of Actions. By accepting any Award or other benefit under the Plan, each Participant and each person claiming under or through each Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.
22.18    Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of New York excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of New York, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.
22.19    Jury Waiver. Every Participant, every person claiming under or through a Participant, and the Company hereby waives to the fullest extent permitted by applicable law any right to a trial by jury with respect to any litigation directly or indirectly arising out of, under, or in connection with the Plan or any Award Agreement issued pursuant to the Plan.

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**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

ARROW ELECTRONICS, INC.

**The Board of Directors recommends you vote FOR the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Directors | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

**Nominees:**

01) Barry W. Perry
02) Philip K. Asherman
03) Gail E. Hamilton
04) John N. Hanson
05) Richard S. Hill
06) M.F. (Fran) Keeth
07) Andrew C. Kerin
08) Michael J. Long
09) Stephen C. Patrick

**The Board of Directors recommends you vote FOR the following proposals:**

| | For | Against | Abstain |
|---|---|---|---|
| 2. Ratification of the appointment of Ernst & Young LLP as Arrow's independent registered public accounting firm for the fiscal year ending December 31, 2015. | ☐ | ☐ | ☐ |
| 3. To re-approve and amend the Arrow Electronics, Inc. 2004 Omnibus Incentive Plan. | ☐ | ☐ | ☐ |
| 4. To approve, by non-binding vote, executive compensation. | ☐ | ☐ | ☐ |

**NOTE:** Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

If acting as attorney, executor, trustee or in other representative capacity, please sign name and title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date